UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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Ichor Holdings, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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A Message from Our CEO

To Our Shareholders:

Please join us at our 2022 Annual General Meeting (the “Annual Meeting”) on May 24, 2022, at 9:00 a.m., Pacific Time. The Annual Meeting will be held virtually at virtualshareholdermeeting.com/ICHR2022 and at our corporate headquarters located at 3185 Laurelview Ct., Fremont, California 94538.

We have elected to deliver our proxy materials to shareholders over the internet and will mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our Annual Meeting and our 2021 annual report. This notice also provides instructions on how to vote by telephone or through the internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

Details of the business to be conducted at the Annual Meeting are provided in the accompanying Notice of Annual General Meeting and Proxy Statement.

Your vote is important. Please take the time to carefully read each of the proposals described in the Proxy Statement and cast your vote by following the instructions in the Proxy Statement. Your vote will mean that you are represented at the Annual General Meeting, regardless of whether you attend in person or virtually.

Thank you for your support of Ichor Holdings, Ltd.

Sincerely,

Jeffrey Andreson

Chief Executive Officer

April 13, 2022

Notice of Annual General Meeting

To Be Held on May 24, 2022

To Our Shareholders:

You are cordially invited to attend the 2022 Annual General Meeting (the “Annual Meeting”) of Ichor Holdings, Ltd. (the “Company,” “we,” “us” or “our”). Please see below for the meeting logistics and business matters to be addressed at the Annual Meeting.

Meeting Logistics

Date	Time	Location
Tuesday, May 24, 2022	9:00 a.m. Pacific Time	Virtual: virtualshareholdermeeting.com/ICHR2022
In-Person: 3185 Laurelview Ct, Fremont, CA 94538

Items of Business

▪	To elect the three directors standing for reelection and named in this Proxy Statement;
▪	Special resolution to approve the declassification of our Board of Directors to provide for an annual election of all directors;
▪	To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers (“say-on-pay”);
▪	To establish, on an advisory basis, the preferred frequency of shareholder advisory votes on executive compensation (“say-on-frequency”);
▪	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2022; and
▪	To address any other business properly brought before the Annual Meeting.

Important Meeting Information

Our Board of Directors (the “Board”) has declared the close of business on March 29, 2022 as the record date for the Annual Meeting (the “Record Date”). Only shareholders as of the Record Date are entitled to receive notice of and vote at the Annual Meeting.

To participate in the Annual Meeting virtually, please refer to the paragraph entitled, “What must I do if I want to attend the Annual Meeting virtually?” within the General Information section of this Proxy Statement. The chairman of the Annual Meeting will still preside at the meeting in-person, however, if you intend to attend the Annual Meeting, we strongly urge that you attend the Annual Meeting virtually.

Notice of Annual General Meeting (continued)

Your Vote is Important

We encourage you to carefully read the accompanying Proxy Statement and submit your proxy or voting instructions as soon as possible. For detailed information regarding voting instructions, please see the sections on voting shares beginning on page 2 of the accompanying Proxy Statement. We appreciate your continued support.

Important Notice Regarding the Proxy Materials for the 2022 Annual General Meeting to be Held on May 24, 2022

This notice for the 2022 Annual General Meeting, the proxy statement, and our 2021 Annual Report are available online at ir.ichorsystems.com and proxyvote.com.

By Order of the Board,

Jeffrey Andreson

Chief Executive Officer

Fremont, California

April 13, 2022

Proxy Statement

General Information

Why am I receiving these materials?

The Board is furnishing these proxy materials to you in connection with the Annual Meeting. You are invited to attend the Annual Meeting virtually and are entitled to vote on the proposals outlined in this Proxy Statement.

When and where is the Annual Meeting?

We will hold the Annual Meeting on May 24, 2022 at 9:00 a.m., Pacific Time, virtually at virtualshareholdermeeting.com/ICHR2022. The chairman of the Annual Meeting will still preside at the meeting in-person at our corporate headquarters at 3185 Laurelview Ct., Fremont, California 94538 in accordance with Cayman law, however, if you intend to attend the Annual Meeting, we strongly urge that you attend the Annual Meeting virtually.

What must I do if I want to attend the Annual Meeting virtually?

Visit the virtual meeting website at virtualshareholdermeeting.com/ICHR2022 and enter your 16 digit control number located on your proxy card. Online check-in will begin at approximately 8:30 a.m. Pacific Time on May 24, 2022. If you experience any technical difficulties or have trouble accessing the virtual meeting, please review the instructions on the virtual meeting website or call the phone numbers listed on the virtual meeting website for assistance.

What must I do if I want to attend the Annual Meeting in person?

Attendance at the Annual Meeting is limited to individuals who were shareholders as of the Record Date. Registration and seating will begin on May 24, 2022 at 8:45 a.m., Pacific Time. Each shareholder will be asked to present proof of identification, such as a driver’s license or passport, and a proxy card, prior to admission to the Annual Meeting. Beneficial owners of shares held in street name will need to bring proof of share ownership as of the Record Date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

Who can vote their shares and attend the Annual Meeting?

Shareholders as of the Record Date, March 29, 2022, are entitled to vote their shares and attend the Annual Meeting.

How many votes do I have?

You have and may cast one vote for each ordinary share that you owned at the close of business on the Record Date. As of the Record Date, we had 33,061,346 ordinary shares issued and 28,623,907 ordinary shares outstanding.

What am I being asked to vote on at the Annual Meeting?

We are asking our shareholders to consider the following proposals:

▪	To elect the three directors standing for reelection and named in this Proxy Statement;
▪	Special resolution to approve the declassification of our Board of Directors to provide for an annual election of all directors;
▪	To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers (“say-on-pay”);
▪	To establish, on an advisory basis, the preferred frequency of shareholder advisory votes on executive compensation (“say-on-frequency”);

▪	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2022; and
▪	To address any other business properly brought before the Annual Meeting.

How does the Board recommend I vote on these proposals?

The Board recommends a vote:

▪	“FOR” the election of the three directors standing for reelection and named in this Proxy Statement;
▪	“FOR” the special resolution to declassify our Board of Directors to provide for an annual election of all directors;
▪	“FOR” the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers (“say-on-pay”);
▪	“1 YEAR” to establish, on an advisory basis, of the preferred frequency of shareholder advisory votes on executive compensation (“say-on-frequency”); and
▪	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2022.

What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in street name (“street name shareholder”). Your broker, bank or other nominee who is considered the shareholder of record with respect to those shares has forwarded proxy materials for the Annual Meeting to you. As the street name shareholder, you have the right to direct your broker or nominee on how to vote your shares. Street name shareholders are also invited to attend the Annual Meeting. However, since a street name shareholder is not the shareholder of record, you may not vote your ordinary shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

If your shares are registered directly in your name with Broadridge, you are considered the “shareholder of record” with respect to those shares. We have sent the proxy materials for the Annual Meeting directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting. Throughout this Proxy Statement, we refer to shareholders who hold their shares directly with Broadridge as “shareholders of record.”

As of the Record Date, all ordinary shares were held in street name.

What is a proxy?

A proxy is your legal designation of another person to vote the ordinary shares you own. That other person is called your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers as proxies for the Annual Meeting to cast your vote. These officers are Jeffrey Andreson, our Chief Executive Officer, and Larry Sparks, our Chief Financial Officer.

How do I vote my shares?

As a street name shareholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name shareholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. Street name shareholders may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.

Can I change my vote or revoke my proxy?

As a street name shareholder, your broker, bank or other nominee can provide instructions on how to change your vote.

What is a quorum?

A quorum of shareholders is necessary to hold a valid meeting. The presence in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, of the shareholders holding in aggregate not less than a simple majority of our issued and outstanding ordinary shares constitutes a quorum.

Your ordinary shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not count as votes for the purposes of the voting threshold. If there is no quorum present within half an hour of the time appointed for the meeting, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other day, time and place as the directors may determine.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding our ordinary shares in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of our independent registered public accounting firm. Your broker will not have discretion to vote on the other proposals, which are “non-routine” matters, absent direction from you.

What vote is required to approve each proposal?

The election of directors, say-on-pay, say-on frequency and the ratification of the appointment of our independent registered public accounting firm each require the affirmative vote of a majority of the votes cast at the meeting and entitled to vote on such proposals. The special resolution to approve the declassification of our board requires the affirmative vote of two-thirds of the votes cast at the meeting and entitled to vote on such proposal.

A properly executed proxy marked “abstain” with respect to the special resolution to approve the declassification of our board, say-on-pay, say-on-frequency and ratification of the appointment of our independent registered public accounting firm will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “FOR” such proposals, they will have the same effect as negative votes or votes against that matter. Broker non-votes will have no effect on the ratification of the appointment of our independent registered public accounting firm.

Who will count the vote?

A representative of Broadridge will tabulate the votes and act as the inspector of election.

Is my vote confidential?

Yes. We encourage shareholder participation in corporate governance by ensuring the confidentiality of shareholder votes. We have designated Broadridge, our independent transfer agent and registrar, to receive and tabulate shareholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to us or any of our officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you or (iii) where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to us from time to time and publicly announced at the Annual Meeting.

Where can I find the voting results?

We will announce preliminary voting results at the Annual Meeting and publish preliminary results, or final results if available, in a Current Report on Form 8‑K filed with the Securities and Exchange Commission (the “SEC”) within four business days of the Annual Meeting.

Who pays for proxy solicitation?

We will pay the cost of soliciting proxies for the Annual Meeting. We will reimburse brokers, fiduciaries, custodians and other nominees for their costs in forwarding proxy materials to beneficial owners of our ordinary shares. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

Corporate Governance

Proposal 1: Election of Directors

The Board of Directors is currently comprised of nine members and divided into three classes. Directors in each class serve for a term of three years or until their successors are duly elected and qualified or until their earlier death, resignation or removal. The term of directors of one class expires at each annual general meeting. If Proposal 2 is approved by shareholders at the Annual Meeting, our board will be declassified on a phased-in basis: the Class III directors elected at this year’s Annual Meeting would complete their three-year terms and the Class I and Class II directors would complete the remainder of their current terms. See Proposal 2 for details.

At the Annual Meeting, three directors will be elected to serve until our annual general meeting to be held in 2025 or until their successors are duly elected and qualified or until their earlier death, resignation, or removal. The Board of Directors, upon the recommendation of the audit committee of the Board of Directors (the “Audit Committee”) and the nominating and corporate governance committee of the Board of Directors (the “Nominating and Corporate Governance Committee”), has nominated Wendy Arienzo, Marc Haugen and Sarah O’Dowd to serve as its Class III directors, all of whom are currently serving as Class III directors.

A majority of all votes cast at the Annual Meeting at which a quorum is present in person or by proxy is required for the election of directors.

If you are a shareholder of record and you vote by telephone or over the Internet or sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Wendy Arienzo, Marc Haugen and Sarah O’Dowd. If you are a street name shareholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

We expect that Wendy Arienzo, Marc Haugen and Sarah O’Dowd will accept such nominations; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors.

The Board of Directors recommends a vote FOR the election of the nominated directors.

Proposal 2: Declassification of Board of Directors

The Company’s Board of Directors has approved, and is recommending to shareholders for approval at the Annual Meeting, an amendment to the Company’s amended and restated memorandum and articles of association (“Memorandum and Articles”) to declassify the board and provide for the annual election of all directors (the “Declassification Amendment”) as described in summary below. The full text of the resolution relating to this proposal is set forth on Appendix B.

Article 21 of the Memorandum and Articles divides the Board of Directors into three classes, with each class serving for a staggered three-year term. Because the Declassification Amendment would not shorten the existing terms of the directors, the Class III directors elected at this year’s Annual Meeting would complete their three-year terms and the Class I and Class II directors would complete the remainder of their current terms. If the Declassification Amendment is approved, our Memorandum and Articles would be amended after the Annual Meeting to provide for the phased elimination of the classified structure of our board through the annual election of directors whose terms are expiring. Beginning with our 2025 annual meeting, and at each annual meeting thereafter, our entire board would stand for election for a one-year term and there would no longer be any designation by classes.

Our Board of Directors is committed to the adoption of prevailing best practices in corporate governance and has periodically considered the advantages and disadvantages of maintaining a classified board. In the past, the Board of Directors had concluded that a classified board structure was in the best interests of the Company and its shareholders. A classified board structure generally provides continuity and stability of leadership since a majority of directors will have prior experience with, and knowledge of, the Company’s business and strategy. A classified board structure may also enhance shareholder value in the event of an unsolicited takeover attempt by providing the Board with additional leverage to negotiate on an arm’s length basis with an entity seeking control of the Company. However, our Board of Directors recognizes that many investors view classified boards as having the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is a primary means for shareholders to influence corporate governance policies and hold management accountable for implementing those policies.

Our shareholders are being asked to approve the Declassification Amendment. In addition to the above, the Declassification Amendment includes immaterial modifications as a consequence of the Company no longer being a “controlled company.” The affirmative vote of not less than two-thirds of the ordinary shares present or represented by proxy and entitled to vote at the Annual Meeting is required in order for the Declassification Amendment to be approved. If the Declassification Amendment is not approved, the Board of Directors will remain classified.

The Board of Directors recommends a vote FOR the special resolution to declassify our Board of Directors.

Our Board of Directors

Our Board consists of nine members. Currently, our Board is comprised of three separate classes, with one class being elected at each year’s annual meeting for a term of three years. This Proxy Statement includes a proposal to amend our Memorandum and Articles to declassify our Board, providing for an annual election of all directors.

At the 2022 Annual Meeting, shareholders will elect three directors recommended by the Nominating and Corporate Governance Committee, each to serve a three-year term until the 2025 annual or until their successors are duly elected and qualified or until their earlier death, resignation, or removal. If approved, the proposal to declassify our Board will provide for the election of all directors at our 2025 annual meeting.

The names of our directors, and certain information about them, including their ages and committee assignments are as follows:

				Committee Memberships
Name	Class	Age	Director Since	Audit	Human Capital	Nominating & Corporate Governance
Nominee Directors:
Wendy Arienzo	3	67	2020			M
Marc Haugen	3	56	2017	M	M
Sarah O'Dowd	3	72	2020		M
Continuing Directors:
Laura Black	1	60	2019	M		C
Iain MacKenzie (Lead Independent Director)	1	63	2015		C	M
Thomas Rohrs (Executive Chairman)	1	71	2012
Jeffrey Andreson (CEO)	2	60	2020
John Kispert	2	58	2018	C		M
Yuval Wasserman	2	67	2021

Board Highlights

The Nominating and Corporate Governance Committee regularly reviews the overall composition of the Board and its committees to assess whether it reflects the appropriate mix of skills, diversity, experience, backgrounds, and qualifications that are relevant to our current and future success.

Independence	Tenure	Gender

Director Qualifications, Expertise, and Capabilities

Our Nominating and Corporate Governance Committee is responsible for reviewing, evaluating, and nominating individuals for election to our Board. The committee’s responsibility for identifying and recommending persons to join the Board follows a principle that composition of the Board should reflect a diversity of thought, backgrounds, skills, experiences, and expertise that are appropriate to our current and future state of affairs.

The table below summarizes the key qualifications, expertise, and capabilities most relevant to the decision to nominate candidates to serve on the Board. A mark indicates a specific area of focus on which the Board particularly relies. The absence of a mark does not necessarily mean the director does not possess that qualification, expertise, or capability.

Qualifications, Expertise & Capabilities		Number of Ichor Directors
Leadership and Executive Experience	Oversaw the execution of important strategic, operational and policy issues while serving in an executive or senior leadership role at a public company. Previous Board experience at a public company.	9

Global Business Perspective	Experience cultivating and sustaining business relationships internationally and overseeing multinational operations. Breadth of experience, including geographic/regional experience (e.g., head of company in region or large country).	7

Semiconductor Manufacturing Industry & Process Knowledge	Significant knowledge of our industry, technology, and products. First-hand knowledge of customer base.	8

Supply Chain Knowledge	Significant knowledge and understanding of semiconductor supply chain operations and dynamics.	7

Institutional Knowledge	Significant knowledge of our business strategy, operations, key performance indicators and competitive environment.	9

Other Industry Knowledge	Significant knowledge of other relevant industries, technologies and products.	7

Board Diversity	Representation of gender and/or ethnic diversity.	3

Human Capital Management	Experience recruiting, managing, developing and optimizing a company’s human resources to maximize its business value.	8

Financial, Audit	Knowledge of capital markets, financing operations, complex financial management and accounting and financial reporting processes.	8

Cybersecurity, Privacy, Risk	Experience managing cybersecurity and information security risks; understanding of cybersecurity threat landscape; knowledge of emerging privacy risks.	3

Strategic Transactions, M&A	A history of leading growth through acquisitions, other business combinations and strategic partnership transactions. Acquisition integration experience.	8

Sales and Marketing	Experience in sales and channel management, marketing or public relations.	4

Technology, R&D	Significant experience in R&D and/or new product development. A significant background working in technology, resulting in knowledge of how to anticipate technological trends, generate disruptive innovation and extend or create new business models. An engineering background and/or previous leadership at a technology company.	7

Board Diversity Matrix

The table below provides certain self-reported information regarding the diversity of our Board as of the Record Date. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix as of March 29, 2022

Total number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	0	0

Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Note Disclose Demographic Background	0

Nominee Directors

Wendy Arienzo has served as a director of Ichor since February 2020. Dr. Wendy Arienzo served as the Vice President of Operations at Fujifilm Dimatix, a subsidiary of Fujifilm, from 2013 to 2021. She has served as a member of the board of directors of Power Integrations since 2017. From 2010 until 2013, Dr. Wendy Arienzo was the Chief Executive Officer and a director of ArrayPower. Previous technology leadership positions included serving as Executive Vice President of R&D at the Solar Energy Consortium, Vice President of Manufacturing Services at NXP Semiconductors, and Vice President and Director of Engineering at Philips Semiconductors. Dr. Wendy Arienzo holds a B.S. and M.S. in Materials Science Engineering from Brown University and a Ph.D. in Materials Science Engineering from Stanford University. Dr. Wendy Arienzo also holds a Certificate in Corporate Governance from the UCLA Anderson School of Management and has completed the Executive Management Program at the Stanford AeA Institute.

Dr. Wendy Arienzo is qualified to serve as a member of the Board and a member of the Nominating and Corporate Governance Committee because of her extensive business background and technological expertise gained from serving in many senior leadership positions within technology industries.

Marc Haugen has served as a director of Ichor since August 2017. Marc Haugen currently serves as chief executive officer of Fralock Holdings, an engineered specialty materials solutions company and portfolio company of Arsenal Capital Partners, since February 2020. Previously, Marc Haugen was chief operating officer of Kateeva, Inc., a leading provider of OLED mass-production equipment solutions, from January 2018 to February 2020. In 2017, Marc Haugen established Following Seas Ventures LLC for consulting and private investment, primarily focused on equipment and solutions for sustainability and renewable energy. From 2016 to 2017, Marc Haugen was executive vice president of engineering and operations at Cepheid Inc., a leading molecular diagnostics company, a position he held until its acquisition by the Danaher Corporation. From 2013 to 2016, Marc Haugen was group vice president, worldwide operations and supply chain at Applied Materials, Inc. Prior to this, Marc Haugen held various general management, product, manufacturing, and business operations roles at Lam Research Corporation through the corporate vice president level, from 1998 to 2013. Marc Haugen’s service at Applied Materials and Lam Research included many years of international assignments at the senior executive level in Asia and Europe. Marc Haugen began his business career at Applied Materials from 1991 to 1998 after serving four years as an officer in the U.S. Navy on surface combatant ships. Marc Haugen received an M.B.A. from the University of California Los Angeles and the National University of Singapore and a B.S. in industrial and systems engineering from the University of Southern California.

Marc Haugen is qualified to serve as a member of the Board and a member of the Audit Committee and Human Capital Committee because of his extensive business and financial background and his multi-year service in management positions at international technology companies.

Sarah O’Dowd has served as a director of Ichor since May 2020. Sarah O’Dowd has been a director of the Independent Institute, a non-profit, non-partisan, public-policy research and communications organization, and a member of the board of directors of Protagonist Therapeutics, since 2019 and 2020, respectively. From 2008 until her retirement in March 2020, Sarah O’Dowd was senior vice president, chief legal officer, and secretary of Lam Research Corporation, and from 2009 to 2012, she also served as Lam’s vice president of human resources. Prior to joining Lam, from 2007 to 2008, Sarah O’Dowd served as vice president and general counsel of FibroGen, Inc., a publicly-traded biopharmaceutical firm. Prior to FibroGen, Sarah O’Dowd spent 28 years at a major law firm, Heller Ehrman LLP, where she founded both the Silicon Valley and San Diego offices, and ultimately chaired the firm’s global business practice groups, which spanned seven offices and included more than 250 attorneys. She has been a trusted adviser to numerous boards, board committees, and CEOs. In 2019, Directors Roundtable presented Sarah O’Dowd and her legal team with its Global Honor Award, given to general counsels and their law departments. Sarah O’Dowd holds a J.D. from Stanford Law School, an M.A. in communications from Stanford University, and an A.B. in mathematics from Immaculata College.

Sarah O’Dowd is qualified to serve as a member of the Board and member of the Human Capital Committee given her broad legal experience of multi-national businesses, her understanding of the semiconductor equipment market, and her prior experience in managing the Human Resource function of a large multi-national company.

Continuing Directors

Laura Black has served as a director of Ichor since February 2019. Laura Black currently serves as a Managing Director of Needham & Company, a full-service investment banking firm. As an investment banker, she has advised numerous technology companies on mergers, acquisitions, IPOs and other equity financings, and focuses primarily on software, IT infrastructure and industrial technology. She has been a member of the board of directors of Viavi Solutions Inc. since February 2018 and serves on the corporate development and nominating and governance committees. From April 2012 to June 2019, she was a member of the board of directors of Super Micro Computer. Prior to joining Needham & Company in March 1999, Laura Black served as a Managing Director of Corporate Finance at Black & Company, an investment bank, beginning in July 1995, where she raised public equity capital and completed multiple M&A and strategic advisory assignments. From July 1993 to June 1995, Laura Black served as a Director for TRW Avionics & Surveillance Group where she evaluated acquisition candidates, managed direct investments, and raised venture capital to back spin-off companies. From August 1983 to August 1992, she worked at TRW as an electrical engineer designing spread spectrum communication systems. Laura Black holds a BSEE from University of California at Davis, an MSEE from Santa Clara University, and an MS Management from Stanford.

Laura Black is qualified to serve as a member of the Board, chair of the Nominating and Corporate Governance Committee, and a member of the Audit Committee because of her extensive business and financial background and her multi-year service in senior investment banking positions.

Iain MacKenzie has served as a director of Ichor since October 2015 and is the Lead Independent Director. Iain MacKenzie served as director of SMART Global Holdings (known as SMART Worldwide Holdings prior to August 2011) from April 2004 until retiring in April 2019 and as President and CEO from September 2005 until retiring in June 2018. Iain MacKenzie previously served as President from February 2002 to September 2005. Smart Worldwide Holdings became SMART Global Holdings through an acquisition by Silver Lake Funds in August 2011. Prior to that, Iain MacKenzie served as Vice President of Worldwide Operations of SMART Modular from August 1998 to February 2002 and as general manager of SMART Modular Technologies (Europe) Ltd. from June 1997 to August 1998. Iain MacKenzie holds the Higher National Diploma in mechanical and production engineering and the Ordinary National Diploma in electrical/electronics engineering from the Kirkcaldy College of Technology (Fife University) in Scotland.

Iain MacKenzie is qualified to serve as the Lead Independent Director of our Board, the chair of the Human Capital Committee, and a member of the Nominating and Corporate Governance Committee because of his extensive senior leadership experience, technical expertise, and significant experience in operations, engineering and sales in the technology industries, as well as his extensive business and financial background and his multi-year service as the chief executive officer of an international technology company.

Thomas Rohrs has served as Executive Chairman and director of Ichor since February 2012 and was Chief Executive Officer from September 2014 through January 2020. Tom Rohrs has also served as a member of the board of directors of Advanced Energy, Intevac, and Quanergy Systems since 2006, 2010, and 2020, respectively. Previously, Tom Rohrs served as Chief Executive Officer and Chairman of Skyline Solar from 2010 to 2012 and Electroglas from 2006 to 2009. Tom Rohrs also served as Senior Vice President of Global Operations and a member of the Executive Committee for Applied Materials from 1997 to 2002 and as Vice President of Worldwide Operations for Silicon Graphics from 1992 to 1997. Tom Rohrs previously served on the board of directors of Magma Design Automation, Ultra Clean Technologies, and Vignani Technologies. Tom Rohrs holds a B.S. in mechanical engineering from the University of Notre Dame and an M.B.A. from the Harvard Business School.

Tom Rohrs is qualified to serve as a member and Executive Chairman of the Board because of his extensive experience in technology industries, including significant chief executive officer experience at technology companies, and his strategic insight into Ichor, gained from his role as Chief Executive Officer through January 2020.

Jeffrey Andreson has served as a director of Ichor since February 2020 and as our Chief Executive Officer since January 2020. Previously, Jeff Andreson served as our President from April 2019 to January 2020 and our Chief Financial Officer from December 2017 to October 2019. Previously, Jeff Andreson served as the chief financial officer of Nanometrics Incorporated from September 2014 to December 2017. Prior to that, Jeff Andreson was executive vice president, finance and administration, chief financial officer, treasurer, and secretary of Intevac, Inc. from August 2007 to September 2014. From June to August 2007, Jeff Andreson held the position of executive vice president, finance at Intevac. Prior to joining Intevac, Jeff Andreson spent 12 years with Applied Materials in various controllership positions within the company, most recently as managing director, controller of the $2 billion Applied Global Services product group. From 1989 through 1995, Jeff Andreson held various financial management roles at Measurex Corporation. In addition, from February 2017 to November 2017 Jeff Andreson was member of the board of directors of Ultra Clean Technology. Jeff Andreson holds an M.B.A. from Santa Clara University and a B.S. in finance from San Jose State University.

Jeff Andreson is qualified to serve as a member of the Board because of his extensive experience in technology industries, significant senior leadership, and his strategic insight into Ichor, gained from his role as Chief Financial Officer, President, and his current role as Chief Executive Officer.

John Kispert has served as a director of Ichor since October 2018 and is the Chair of the Audit Committee. John Kispert currently serves as a Managing Partner of Black Diamond Ventures, a California-based venture capital firm leading sourcing, selection, and value-add efforts for companies from early to late stage, and Chairman of ESS Technology. Prior to that, John Kispert was CEO of Spansion, Inc., a developer and manufacturer of embedded semiconductors, from 2009 to 2015 where he led the company out of bankruptcy in early 2009 to a profitable, growing company with over $1.5 billion in annual revenues, eventually completing a merger with Cypress Semiconductor in March 2015. Previously, John Kispert was with KLA Tencor, an S&P 500 global semiconductor leader, from 1995 to 2009, advancing to numerous high-level positions including President and COO from 2005 to 2009 and Executive Vice President and CFO from 2000 to 2005. John Kispert earned his MBA from UCLA in 1989.

John Kispert is qualified to serve as a member of the Board, chair of the Audit Committee, and a member of the Nominating and Corporate Governance Committee because of his extensive business and financial background, his multi-year service as the chief executive officer of an international technology company, his multi-year service in management positions at technology companies, and his experience in the venture capital industry.

Yuval Wasserman has served as a director of Ichor since May 2021. Mr. Wasserman served as President and Chief Executive Officer and a director of Advanced Energy Industries, Inc., a leading manufacturer of power conversion products that transform electrical power into various usable forms, from October 2014 until his retirement in March 2021, and has served as a director of FARO Technologies, Inc. since 2017. Mr. Wasserman previously served as President of Advanced Energy Industries’ Thin Films Business Unit from August 2011 to October 2014 and Executive Vice President and Chief Operating Officer from April 2009 to August 2011. He previously held roles at Advanced Energy Industries of Executive Vice President, Sales, Marketing and Service from October 2007 to April 2009 and Senior Vice President, Sales, Marketing and Service from August 2007 to October 2007. Prior to joining Advanced Energy Industries, Mr. Wasserman served as the President, and later as Chief Executive Officer, of Tevet Process Controls Technologies, Inc., a semiconductor metrology company, from May 2002 to July 2007. Prior to that, he held senior executive and general management positions at Boxer Cross, a metrology company, Fusion Systems, a plasma strip division of Axcelis Technologies, Inc., and AG Associates, a semiconductor capital equipment company focused on rapid thermal processing. Mr. Wasserman holds a BSc degree in chemical engineering from Ben Gurion University in Israel.

Yuval Wasserman is qualified to serve as a member of the Board because of his extensive experience in technology industries, including significant chief executive officer experience at technology companies.

ESG and Corporate Social Responsibility

At Ichor, we believe in being a responsible corporate citizen. Our corporate social responsibility (“CSR”) program is an integral part of our business, encompassing initiatives that create sustainable, long-term value for our shareholders and our other key stakeholders. We are committed to making continuous improvements in environmental, social, and governance (“ESG”) areas. Across our three pillars – Environmental Sustainability, Social and Ethical Responsibility, and Corporate Governance – we are committed to values-driven CSR initiatives and believe these efforts will benefit our customers, employees, and the communities in which we operate.

Environmental Sustainability	Social and Ethical Responsibility	Corporate Governance

Environmental Sustainability

We are committed to supporting programs that promote good environmental stewardship and long-term sustainability and help mitigate the impacts of climate change. In 2021, we focused on initiatives to reduce our energy use, carbon footprint, and solid waste through operational efficiencies and in collaboration with our customers and supply chain partners. Environmental highlights of our CSR program include:

▪

Emissions Reduction and Management.  We are collaborating closely with our supply chain and logistics partners to reduce our shipping-related greenhouse gas emissions. Through innovative partnerships with our suppliers, we were able to offset over 1,500 metric tons of carbon dioxide through carbon-neutral shipping last year. In our 2021 ESG materiality assessment, this topic was deemed material to our key stakeholders and is on our strategic roadmap for 2022.

▪

Resource Efficient Operations.  Within our operations and our value chain, we are focused on reducing our carbon footprint, our solid waste generation, and our water consumption. We work to reduce our carbon footprint by optimizing our operational energy use, including through leveraging LED lighting and right-sizing manufacturing equipment with new, more energy-efficient models. We also consistently look for opportunities to improve resource efficiency and waste reduction and recycling. We ensure that wastewater generated in our manufacturing processes is treated prior to being discharged back into the system.

▪

Recycling.  We have a robust recycling program and strive to responsibly recycle and reduce the waste of paper products, metals, and slurries used in our manufacturing processes. In 2021, we recycled over 50% of our waste output, and continue to improve methods to reduce our waste stream through process efficiencies and good resource management. Additionally, we are collaborating with our customers and supply chain to optimize the sustainability of our packaging materials.

▪

Product Responsibility.  Our products help support our customers’ sustainability goals by operating ever-more efficiently, reducing waste, and improving yields. Our new product development programs consider product features that continue to reduce energy usage and waste generation, supporting our ongoing collaboration with our customers. Our product lifecycle mapping initiative is paving the way for a more integrated approach to designing our products in ways that minimize the lifetime impact of these products on the environment.

▪	Regulatory Compliance. We work to optimize the quality of our products while ensuring we maintain compliance with all environmental regulatory requirements.

Social and Ethical Responsibility

We are committed to providing a safe, inclusive, and engaging workplace for our global talent base. We are focused on improving our workforce diversity and inclusion by creating a values-driven culture, prioritizing safety, investing in our employees’ experience and development, and maintaining the highest standards in employment regulatory compliance. Social and ethical highlights of our CSR program include:

▪

Employee Training, Development, and Engagement. We work to ensure our employees are engaged in their training, growth, and career development. In 2021, employees received an average of over 21 hours of training in topic areas including safety, compliance, on-the-job skill-building, diversity and inclusion, professional career advancement, and more. We believe in providing stretch assignments for growth and opportunities to participate in projects across our global organization, and we follow a “promote from within” philosophy. We engage our workforce in skip-levels and listening sessions with our senior management to provide an open and transparent environment for two-way communication.

▪

Diversity, Equity, and Inclusion. We believe diversity, equity, and inclusion (DEI) is foundational to building a competitive, sustainable, and scalable company. We value the diverse backgrounds, experiences, and skillsets of our 2,500+ employees around the world, and we strive to attract and retain a productive workforce committed to our principles both in the workplace and in our served communities. In 2021, we formed our DEI council to formalize and adopt our DEI principles, commitment, and roadmap. This council is now led by a full-time dedicated executive resource and will continue to create opportunities to serve our diverse employee base, including by providing DEI training and access to diverse employee resource groups.

▪

Compensation and Benefits. Providing comprehensive, competitive benefits for our employees around the world is our focus. In 2021, we expanded our benefits offerings for employees at our most significant operational sites in the U.S., Singapore, and Malaysia, including offering no-cost healthcare options in some regions. We also conducted our annual market-based pay study to position our salary and compensation package competitively in the talent market.

▪

Community Engagement and Philanthropy. We are proud to support local charities and encourage our employees to engage with our communities through company-led charitable activities around the globe. In 2021, we participated in local food and toy drives throughout the United States, and in a virtual charity walk with our colleagues in Malaysia. We are also proud to invest in scholarship programs with local universities and institutions that are targeted at providing opportunities to under-represented minorities.

▪

Supply Chain Management. Our business practices are developed and executed in alignment with the Responsible Business Alliance (“RBA”) framework, the world’s largest industry coalition dedicated to ensuring corporate social responsibility in global supply chains. Our supplier handbook and code of ethics, which complements our code of business ethics and conduct, provides a clear framework for how we expect our suppliers to conduct business with us. Our supplier handbook is located on our corporate social responsibility webpage at ichorsystems.com. We conduct regular risk assessments of suppliers that cover approximately 90% of our top spend to ensure alignment to our values and the priorities of our business and those of our customers. We also perform audits of our suppliers’ health, safety, and responsible workplace practices, as well as conduct an annual assessment to determine if our supply chain includes materials that contain conflict minerals.

▪

Human Rights. We respect the rights of our employees, individuals work within our supply chain, and our broad group of stakeholders and outline our expectations for upholding human rights through our policies and risk assessment practices. We maintain a code of business ethics and conduct applicable to all of our officers, employees, and unless specifically noted therein, all members of our Board. Our code of business ethics and conduct and our supplier handbook and code of ethics specifically prohibit activities involving forced labor or slavery, human trafficking, and child labor. Our policies are publicly available on our corporate social responsibility webpage at ichorsystems.com. We expect that any amendments to the code of business ethics and conduct, or any waivers of our respective requirements, will be disclosed on our website.

Corporate Governance

We are committed to demonstrating the highest standards of business ethics and corporate governance and we work to ensure our employees, supply chain partners, and customers understand and follow our values and expectations. We have robust policies and procedures in place to ensure compliance at the federal, state, and local governmental levels with all laws and regulations. We keep track of fast-evolving industry trends and best practices to ensure we effectively demonstrate good corporate governance and foster an environment centered around honesty, integrity, and accountability. Our policies are outlined herein as well as on our website at ir.ichorsystems.com. Corporate governance highlights of our CSR program include:

▪

ESG management.  We have launched an ESG steering committee to solidify our ESG strategy and baseline our current programs and progress. We also conducted our first formal ESG materiality assessment, during which we engaged with our key stakeholders to determine the importance and impact of topics across five categories: Environment; Human Capital; Social Capital; Business Model and Innovation; and Leadership and Governance. The framework of this assessment is aligned with the Sustainability Accounting Standards Board and the Global Reporting Initiative. The results of this assessment are mapped below under the heading ESG Materiality Matrix. Topics that scored above 60 on the Importance scale are considered material and will be prioritized for our ESG strategy and goals. All topics presented in the assessment will continue to be included for tracking and reporting purposes.

▪

Business Ethics and Conduct Training Compliance.  All Ichor employees and members of the Board are regularly trained and affirm compliance with our comprehensive code of business ethics and conduct policy.

▪

Diverse Board of Directors.  At the highest level, we value people with diverse experience and backgrounds. During the last three years, we added four industry veterans to our Board, three of whom are women, all with extensive career experience. We assure an open board environment where discussion and debate are encouraged.

▪

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee has oversight of our ESG programs and results and helps set the company’s ESG strategy. The committee’s charter is available on our website at ir.ichorsystems.com.

▪

Human Capital Committee Responsibilities.  The Human Capital Committee responsibilities include management capabilities, diversity and inclusion, succession planning, culture, and talent development. The committee’s charter is available on our website at ir.ichorsystems.com.

ESG Materiality Matrix

In 2021, we conducted our first formal materiality assessment to determine which ESG issues are most material to our customers, employees, shareholders, and supply chain partners. In this assessment, we assessed and prioritized material topics in the categories of environment, human capital, social capital, business model and innovation, and leadership and governance, based on the materiality standards from the Sustainability Accounting Standards Board (“SASB”) and topics covered within the Global Reporting Initiative (“GRI”) standards. The use of the term “material” when referring to ESG topics is intended to denote the most important issues from our ESG materiality assessment, which is a different standard than that for financial disclosures. During live interviews, we asked stakeholders the relevant importance of each topic area and both their perception of the specific impact to our business and the impact we can generate.

The results of our materiality assessment are reflected in the matrix below. The vertical axis represents the importance of each topic to our stakeholders, and the horizontal axis represents our ability to impact the topic and its impact on us. Using qualitative and quantitative analysis and expertise from an independent third party, we determined that topics with an importance score of 60% or higher by our stakeholders are material to our business and our stakeholders in our 2021 assessment and will guide our focus and inform our multi-year roadmap for future improvement.

We are committed to moving progress forward for our business, our customers, and our industry as a whole. Across the three pillars of our CSR program – Environmental Sustainability, Social and Ethical Responsibility, and Corporate Governance – we are making continuous improvements to our values-driven initiatives that will benefit our customers, employees, and the communities in which we operate. As a trusted partner to our customers and suppliers, we have implemented practices that promote good environmental stewardship and long-term sustainability, ensure a safe, inclusive, and engaging workplace for our global talent base, and demonstrate the highest standards of business ethics and corporate governance. We encourage you to read more about our CSR program, governance, and 2021 highlights on our website, and in our 2021 ESG report, which is available on our corporate social responsibility webpage at ichorsystems.com.

Legend to Materiality Matrix:

	Environment		Human Capital		Social Capital		Business Model & Innovation		Leadership & Governance

1.	Emissions Reduction and Management	6.	Employee Health, Benefits, and Wellbeing	11.	Community Engagement and Giving	15.	Responsible Supply Chain Management	19.	Regulatory Compliance and Emerging Issues
2.	Energy Consumption and Renewable Sources	7.	Employee Engagement and Development	12.	Data Protection and Cybersecurity	16.	Conflict Minerals and Responsible Sourcing	20.	Business Ethics and Anti-Corruption
3.	Water Management	8.	Diversity and Inclusion	13.	Product Safety and Quality	17.	Risk Management of ESG Issues	21.	Leadership Engagement and Accountability
4.	Waste Treatment, Management, and Recycling	9.	Occupational Health and Safety	14.	Universal Human Rights	18.	Innovation for Responsible Design	22.	Transparency and Reporting
5.	Design for Environment	10.	Responsible Labor Practices

Board Leadership Structure

Tom Rohrs serves as Chairman of the Board. Under our Memorandum and Articles, the chairman is elected by the affirmative vote of a majority of the directors then in office. The Board encourages at least annual executive sessions amongst non-management, which are presided over by our Lead Independent director, currently Iain MacKenzie, designated by the non-management directors.

In 2018, the Board appointed Iain MacKenzie as its Lead Independent Director to liaise between management and the other non-employee directors. The Lead Independent Director schedules and chairs meetings of the independent directors. The independent directors (including the Lead Director) hold a closed session at each regularly scheduled Board meeting.

The Board believes that the foregoing structure achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management’s execution of such objectives. Additionally, the Board will continue to periodically review its leadership structure.

Board Committees and Meetings

The committees established by the Board for 2021 were the Audit Committee, the Human Capital Committee, and the Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees are described below. Members will serve on these committees until their resignation or as otherwise determined by the Board.

During 2021, the Board held 9 meetings, the Audit Committee held 7 meetings, the Human Capital Committee held 6 meetings, and the Nominating and Corporate Governance Committee held 5 meetings. Each member of the then-current Board attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period for which they were a director and (ii) the total number of meetings held by all committees of the Board on which they served during the periods that they served.

Our directors are expected to attend the annual general meeting and all or substantially all of the Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Audit Committee

The Audit Committee is responsible for, among other matters: (1) oversight of the quality and integrity of our financial statements and financial reporting processes and of our systems of internal accounting and financial controls and disclosure controls; (2) the qualifications and independence of our independent auditors; (3) the performance of our independent auditors; (4) compliance with legal and regulatory requirements and codes of conduct and ethics programs established by management and our Board; (5) and cybersecurity oversight.

The Audit Committee currently consists of Laura Black, Marc Haugen, and John Kispert. John Kispert is currently chair of the Audit Committee. The Board has determined that Laura Black, Marc Haugen, and John Kispert are financially sophisticated under NASDAQ rules and that they qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. The Board has also determined that John Kispert and Laura Black qualify as “audit committee financial experts,” as such term is defined in Item 401(h) of Regulation S‑K under Securities Act of 1933, as amended (the “Securities Act”). The Board adopted a written charter for the Audit Committee, which is available on our corporate website at ir.ichorsystems.com. Our website is not part of this Proxy Statement.

Human Capital Committee

The Human Capital Committee is responsible for, among other matters: (1) reviewing and approving all compensation, including incentive compensation and corporate and individual goals and objectives relevant to our chief executive officer, and evaluating our chief executive officer’s performance relative to those goals and objectives; (2) reviewing and approving the base salaries, incentive compensation and equity-based compensation of our other executive officers; (3) approving all significant compensation or incentive plans for executives and directors (including material changes to all such plans); (4) having the sole authority to retain or obtain the advice of any compensation consultant, independent legal counsel or other adviser after taking into account certain factors which address the independence of that consultant, counsel or adviser; (5) annually reviewing and discussing with management the Compensation Discussion and Analysis for our proxy statement; (6) preparing the compensation committee report on executive officer compensation required by the SEC for inclusion in our annual proxy statement or Annual Report on Form 10‑K; (7) overseeing engagement with stockholders and proxy advisory firms on executive officer compensation matters; and (8) discharging certain responsibilities of the Board with respect to organization and people matters, including overseeing the appropriate development of the Company’s human capabilities with emphasis on leadership development and succession plans. Pursuant to its charter, the Human Capital Committee may also delegate any of its responsibilities to one or more subcommittees, as it may deem appropriate, to the extent allowed by applicable law and NASDAQ rules.

The Human Capital Committee currently consists of Marc Haugen, Iain MacKenzie, and Sarah O’Dowd. Iain MacKenzie is currently chair of the Human Capital Committee. The Board adopted a written charter for the Human Capital Committee, which is available on our corporate website at ir.ichorsystems.com. Our website is not part of this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters: (1) identifying and recommending to our Board the persons to be nominated for election as directors and to each of the committees of our Board; (2) leading our Board in its annual review of the performance of our Board, and (3) exercising oversight of our corporate social responsibility initiatives, including the impact of environmental and social issues, and to recommend strategies for addressing environment, social, and governance issues that provide long-term sustainable value. The committee’s responsibility for identifying and recommending persons to join the Board follows a principle that composition of the Board should reflect a diversity of thought, backgrounds, skills, experiences, and expertise that are appropriate to our current and future state of affairs. Accordingly, in addition to the aforementioned criteria, the committee ensures that its pool of qualified candidates to be considered for directorship include those who bring gender and ethnic diversity. Pursuant to its charter, the committee may also delegate any of its responsibilities to one or more subcommittees as it may deem appropriate to the extent allowed by applicable law and NASDAQ rules.

The Nominating and Corporate Governance Committee currently consists of Dr. Wendy Arienzo, Laura Black, John Kispert, and Iain MacKenzie. Laura Black is currently chair of the Nominating and Corporate Governance Committee. The Board adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at ir.ichorsystems.com. Our website is not part of this Proxy Statement.

Other Committees

The Board may establish other committees as it deems necessary or appropriate from time to time.

Board Oversight of Risk

Our Board oversees the risk management activities designed and implemented by our management. Our Board executes its oversight responsibility for risk management both directly and through its committees. The full Board also considers specific risk topics, including risks associated with our strategic plan, business operations, cybersecurity, and capital structure. In addition, our Board receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our Board has delegated to the Audit Committee oversight of our risk management process. Our other committees of our Board will also consider and address risk as they perform their respective committee responsibilities. All committees will report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Evaluation of Director Nominees

The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual general meetings of shareholders, as specified in our Memorandum and Articles. The Nominating and Corporate Governance Committee is responsible for identifying and recommending to our Board the persons to be nominated for election as directors and to each of the committees of our Board. When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee may also consider advice and recommendations from others, including shareholders, as it deems appropriate.

The Nominating and Corporate Governance Committee has not identified specific minimum qualifications that must be met or specific qualities or skills that must be possessed for a person to be considered as a candidate for director; however, the Nominating and Corporate Governance Committee and the Board value diversity and believe that the Board should be composed of individuals with knowledge and experience in many substantive areas that impact our business, including a diverse set of viewpoints, backgrounds, skills, experiences, and expertise. In addition to reviewing these factors, the Nominating and Corporate Governance Committee and the Board ensure that the pool of qualified persons to be considered for directorship include those who bring gender and ethnic diversity.

We believe that all of our current board members possess the professional and personal qualifications necessary for board service, and we have highlighted in the individual biographies above the specific experience, attributes, and skills that led to the conclusion that each board member should serve as a director.

Corporate Governance Guidelines

Our Board has established Corporate Governance Guidelines that establish the governance framework within which our Board conducts its business and fulfills its responsibilities. These guidelines and other important governance materials are available on our website at ir.ichorsystems.com. Our Board regularly reviews our Corporate Governance Guidelines in light of legal and regulatory requirements, evolving best practices and other developments. Our website is not part of this Proxy Statement.

Human Capital Committee Interlocks and Insider Participation

For 2021, our Human Capital Committee approved all compensation decisions for executive officers and vice presidents. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Human Capital Committee. No member of our Human Capital Committee has ever been employed by us, nor had a relationship with us requiring disclosure as a related party under Item 404 of Regulation S‑K.

Communication between Shareholders and Directors

Interested parties wishing to communicate with the Board or with an individual member or members of the Board may do so by writing to the Board or to the particular member or members of the Board, and mailing the correspondence to Ichor Holdings, Ltd., Attn: Secretary, 3185 Laurelview Ct., Fremont, California 94538. Each communication should set forth (i) the name and address of the shareholder, as it appears in our register, and if our ordinary shares are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of our ordinary shares that are owned of record by the record holder and beneficially by the beneficial owner.

Our secretary, in consultation with appropriate members of the Board and management, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of the Board, or if none is specified, to the Executive Chairman of the Board.

For information about the procedures to submit proposals or director nominations to the Board related to our 2023 Annual General Meeting, see Other Matters – Proposals for the 2023 Annual General Meeting near the end of this Proxy Statement.

Director Independence

In accordance with the NASDAQ rules, the Board annually determines the independence of each director. No director is considered independent unless the Board has determined that he or she has no material relationship with us that would interfere with the exercise of independent judgment. We monitor the status of our directors and officers through the activities of the Nominating and Corporate Governance Committee and through a questionnaire to be completed by each director no less frequently than annually, with updates periodically if information provided in the most recent questionnaire has materially changed.

Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, our Board has determined that each of Dr. Wendy Arienzo, Laura Black, Marc Haugen, John Kispert, Iain MacKenzie, Sarah O’Dowd, and Yuval Wasserman has no material relationship that would interfere with the exercise of independent judgment and is “independent” within the meaning of the applicable rules of the SEC and as defined in the NASDAQ rules. Laura Black, Marc Haugen, and John Kispert also satisfy the requirements for independence imposed upon audit committee members by Rule 10A‑3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Director Compensation

2021 Non-Employee Director Compensation

Our non-employee director compensation is designed to be competitive with industry practices. It is designed to attract and retain highly qualified non-employee directors and to address the time, effort, expertise, and accountability required of active board membership. To align the long-term interests of our directors with those of our shareholders, the majority of non-employee director compensation is in the form of equity.

Decisions regarding our non-employee director compensation program are approved by the Board based on recommendations by the Human Capital Committee. In making such recommendations, the Human Capital Committee takes into consideration the director compensation practices of peer companies and whether such recommendation aligns with the interests of our shareholders. Like compensation for our executive officers, the Human Capital Committee reviews the total compensation of our non-employee directors and each element of our director compensation program annually. The non-employee director compensation policy was last updated in December 2020. Annual Board retainers are prorated based on the appointment date of the director in their first year of service.

2021 Non-Employee Director Compensation Program
Compensation Element		Compensation Amount
Annual Board Cash Retainer
Lead Independent Director	•	$85,000 paid in quarterly installments
All Other Non-Employee Directors	•	$60,000 paid in quarterly installments
Annual Board Equity Retainer
Non-Employee Directors	•	Restricted share units valued at $130,000, granted effective as of the date of his or her election at the annual meeting, vesting immediately prior to the next year's annual meeting
Initial Equity Awards
Non-Employee Directors	•	Restricted share units valued at $150,000, granted effective as of the date of the next Board meeting following appointment, vesting over a three-year period thereafter
Annual Committee Chair Fees
Audit Committee	•	$20,000 paid in quarterly installments
Human Capital Committee	•	$15,000 paid in quarterly installments
Nominating and Corporate Governance Committee	•	$10,000 paid in quarterly installments
Annual Committee Member Fees
Audit Committee	•	$10,000 paid in quarterly installments
Human Capital Committee	•	$7,500 paid in quarterly installments
Nominating and Corporate Governance Committee	•	$5,000 paid in quarterly installments

2021 Executive Chairman Compensation

In January 2020, our then-current CEO and Chairman of the Board, Thomas Rohrs, transitioned to the role of Executive Chairman of the Board. In connection with the transition, Jeffrey Andreson was promoted to CEO. In his role as Executive Chairman, Mr. Rohrs remains an employee, though not an executive officer, of Ichor, and therefore his compensation is detailed separately from that of our non-employee directors.

The compensation of our Executive Chairman is designed to be competitive and compensate Mr. Rohrs for the vast industry experience and expertise he brings to the Board. Like compensation for our non-employee directors, the majority of Executive Chairman compensation is in the form of equity to align the interests of our shareholders with the role of Executive Chairman.

Decisions regarding our Executive Chairman’s compensation is approved by the Board based on recommendations by the Human Capital Committee. In making such recommendations, the Human Capital Committee takes into consideration the compensation practices of peer companies and under the advisement of out independent consultant, Aon’s Human Capital Solutions practice, formerly known as Radford. The Executive Chairman does not participate in making recommendations or decisions regarding his compensation.

2021 Executive Chairman Compensation Program
Compensation Element		Compensation Amount
Annual Cash Retainer	•	$300,000 paid bi-weekly
Annual Short-Term Cash Incentive	•	Target bonus incentive of 100% of the annual cash retainer, calculated consistent with our Short-Term Cash Incentive program
Annual Equity Incentive	•	Restricted share units valued at $500,000, granted effective January 8, 2021, vesting in full on the first grant-date anniversary.

Director Compensation Tables

Name	Fees Earned or Paid in Cash	Stock Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation (3)	Total
Jeffrey Andreson (1)	--	--	--	--	--
Wendy Arienzo	$65,000	$130,013	$-	$-	$195,013
Laura Black	$80,000	$130,013	$-	$-	$210,013
Marc Haugen	$77,500	$130,013	$-	$-	$207,513
John Kispert	$85,000	$130,013	$-	$-	$215,013
Iain MacKenzie	$105,000	$130,013	$-	$-	$235,013
Sarah O'Dowd	$67,500	$130,013	$-	$-	$197,513
Thomas Rohrs	$300,000	$500,016	$327,600	$33,205	$1,160,821
Yuval Wasserman	$45,000	$149,991	$-	$-	$194,991
(1)	Refer to Compensation Matters – Compensation Discussion and Analysis below for a summary of Jeffrey Andreson’s 2021 compensation.
(2)

The value of these stock awards was based on the fair value of the awards as of the grant date calculated in accordance with ASC 718. For information regarding the number of unvested RSUs and stock options held by each director as of the end of fiscal year 2021, see below.

	December 31, 2021
Director	Unvested RSUs Outstanding	Stock Options Outstanding
Jeffrey Andreson	79,603	126,466
Wendy Arienzo	4,432	--
Laura Black	3,174	--
Marc Haugen	2,526	--
John Kispert	2,526	--
Iain MacKenzie	2,526	5,000
Sarah O'Dowd	6,404	--
Thomas Rohrs	40,717	258,908
Yuval Wasserman	2,802	--
(3)	Includes employer-paid health benefit premiums, employer 401(k) matching contributions, and employer-paid group term life insurance premiums.

Share Ownership Guidelines

Our Board maintains share ownership guidelines to align the interests of our directors and executive officers (“Covered Individuals”) with those of our shareholders. The guidelines provide that each Covered Individual own ordinary shares with a value from one to three times their annual base salary or retainer within five years of March 26, 2020 or the date on which one becomes a Covered Individual, whichever comes later. Share ownership is defined as ordinary shares owned outright or in a trust established by a Covered Individual, unvested restricted shares, and in-the-money options to purchase ordinary shares. Covered Individuals subject to share ownership guidelines, and their respective ownership guidelines, are set forth below. All Covered Individuals are currently in compliance, or on-track to comply within the five‑year period, with our share ownership guidelines.

Covered Individual	Share Ownership Guideline (multiple of base salary or retainer)
Chief Executive Officer	2.0x
Chief Financial Officer	1.0x
Board of Directors	3.0x

Director and Officer Indemnification and Limitation of Liability

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted by applicable law.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Compensation Matters

Proposal 3: Advisory Vote on Compensation of Named Executive Officers

As required by Section 14A of the Exchange Act, the Company is seeking an advisory shareholder vote on the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, in this Proxy Statement (commonly known as the “say-on-pay” proposal).

The primary objectives of our executive compensation program have been to: (1) attract, engage, and retain superior talent who contribute to our long-term success; (2) motivate, inspire and reward executive officers whose knowledge, skills and performance are critical to our business; (3) ensure compensation is aligned with our corporate strategies and business objectives; and (4) provide our executive officers with incentives that effectively align their interests with those of our shareholders. The executive compensation program places strong emphasis on long-term sustainable growth and enhanced value for our shareholders through an annual equity grant program that provides executives with the ability to participate in our share price appreciation and to share equally in potential downside if key targets that drive shareholder value are not achieved. By encouraging long-term performance and enhanced shareholder value, our executives are encouraged to operate our business with integrity, focusing on fostering strategic growth while being mindful to mitigate against risk. In addition to emphasizing long-term growth, our compensation program attracts talented executives by offering a competitive base salary and annual cash incentives, which promote retention and encourage our executives to achieve short-term financial goals.

When designing our 2021 executive compensation program, the Human Capital Committee of the Board of Directors considered, among other things, the Company’s growth, financial and non-financial objectives, benchmarking against market practices, the Company’s financial performance, incentives that reward shareholder value creation and any shareholder feedback.

We believe that the Company’s financial performance is facilitated by the “pay for performance” design of our compensation program. Our program motivates our executives to deliver financial results, with the appropriate level of risk-taking, against performance metrics in a manner that ultimately aligns with the realized growth of shareholder equity value.

Additional information regarding the Company’s compensation program applicable to the named executive officers is described in Executive Compensation – Compensation Discussion and Analysis and the related tables and narrative disclosure. For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, in the Proxy Statement.”

While the shareholder vote on the resolution is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

Proposal 4: Advisory Establishment of Frequency of Advisory Votes on Executive Compensation

Section 14A of the Exchange Act requires us to hold a separate non-binding advisory shareholder vote with respect to the frequency of the “say-on-pay” vote (Proposal 3). Shareholders may vote for a frequency of every year, every two years, or every three years (commonly known as the “say-on-frequency” proposal). As this is the first year in which we are required to hold an advisory vote on executive compensation pursuant to the rules of the SEC, we do not currently have an established frequency for such votes. After such initial vote is held, Section 14A requires all public companies to submit the say-on-frequency proposal to their shareholders no less often than every six years.

The Board of Directors believes that an annual vote on executive compensation provides shareholders with the opportunity to provide regular direct input to the Board of Directors and its Human Capital Committee about the Company’s executive compensation program. An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program annually, as well as seeking frequent input from our shareholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for the Company at this time.

Because your vote is advisory, it will not be binding upon the Company, the Human Capital Committee or the Board. The Board may determine that it is in the best interests of our shareholders and the Company to hold a say-on-pay vote more or less frequently than may be indicated by this advisory vote of our shareholders. Nonetheless, the Human Capital Committee and the Board will take into account the outcome of this advisory vote when considering how frequently to seek an advisory vote on say-on-pay in future years.

While the Board recommends that a say-on-pay proposal be voted on every year, you are not voting to approve or disapprove of the Board’s recommendation. Rather, you will be able to specify one of four choices for the say-on-frequency, as follows: (i) one year, (ii) two years, (iii) three years, or (iv) abstain. The frequency receiving the greatest number of votes cast will be deemed by us as the frequency that has been recommended by our shareholders.

The Board of Directors recommends a vote of 1 YEAR to establish, on an advisory basis, the preferred frequency of advisory votes on executive compensation.

Compensation Discussion and Analysis

Compensation Governance and Practices

This Compensation Discussion and Analysis provides and overview of our executive compensation philosophy and objectives, details the elements of our executive compensation during 2021, and analyzes how and why the Human Capital Committee (the “Committee”) arrived at the compensation decisions for our named executive officers (“NEOs”) for 2021. Our NEOs for 2021 were:

▪	Jeffrey Andreson, Chief Executive Officer and Director
▪	Larry Sparks, Chief Financial Officer
▪	Phil Barros, Chief Technology Officer
▪	Kevin Canty, Chief Operating Officer
▪	Christopher Smith, Chief Commercial Officer

Our commitment to designing an executive compensation program that is consistent with responsible financial management, balanced with ensuring market-driven rewards that generates retentive value, which is reflected in the following policies and practices:

What We Do	What We Don't Do
▪ All members of the Committee are independent directors.	▪ No repricing or repurchasing of underwater stock options without shareholder approval.
▪ Retention of an independent compensation consultant by the Committee	▪ No hedging or pledging of Ichor securities.
▪ Balance of compensation elements (short-/long-term, cash/equity, fixed/variable)	▪ No excessive perquisites or severance benefits.
▪ Align incentive compensation with financial and non-financial organizational goals for sustained success.	▪ No “golden parachute” or tax gross-ups.
▪ Maintain a clawback policy for all executive officers	▪ No single-trigger change-in-control payments or benefits
▪ Solicit an annual vote on executive compensation.	▪ No guaranteed minimum bonuses or uncapped incentives under our incentive plans.
▪ Maintain and enforce share ownership guidelines.	▪ No executive pensions plans or supplemental post-retirement benefits.
▪ No multi-voting or non-voting shares.

Our executive compensation program has reflected our culture of growth and development, fostered by a philosophy of pay-for-performance. We are committed to a compensation philosophy that is market-competitive and provides for our named executive officers and other employees to share in our success. The primary objectives of our executive compensation program reflect this pay-for-performance philosophy, and include:

Pay-for-Performance Philosophy

1. Attract, engage, and retain superior and diverse talent who contribute to our long-term success.
2. Motivate, inspire and reward executive officers whose knowledge, skills and performance are critical to our business.
3. Ensure compensation is aligned with our corporate strategies and business objectives.
4. Provide our executive officers with incentives that effectively align their interests with those of our shareholders.

Peer Group

Our peer group for 2021 is comprised of 19 publicly-traded, industry specific companies. These companies were selected based on industry comparability, primarily semiconductor-related companies, annual revenues, market capitalization, and to a lesser extent, number of employees. Our selected peer group had annual revenues of approximately 0.5x – 2.5x our consolidated annual revenue and market capitalization of 0.3x to 3.0x our market capitalization.

The Committee, in consultation with its Compensation Consultant, updates our peer group annually. In connection with this annual update, Alpha and Omega Semiconductor (AOSL) and NeoPhotonics (NPTN) were added as peer companies for 2021.

2021 Peer Group

▪ 3D Systems (DDD)	▪ Kulicke and Soffa Industries (KLIC)	▪ SMART Global (SGH)
▪ Advanced Energy Industries (AEIS)	▪ MACOM Technology Solutions (MTSI)	▪ Synaptics (SYNA)
▪ Alpha and Omega Semiconductor (AOSL)	▪ MTS Systems (MTSC)	▪ Ultra Clean (UCTT)
▪ Axcelis Technologies (ACLS)	▪ NeoPhotonics (NPTN)	▪ Veeco Instruments (VECO)
▪ Cohu (COHU)	▪ Onto Innovation (ONTO)	▪ Xperi (XPER)
▪ Daktronics (DAKT)	▪ OSI Systems (OSIS)
▪ FormFactor (FORM)	▪ Photronics (PLAB)

Compensation Decisions

The Committee evaluates our philosophy and compensation plans and arrangements as circumstances require. At a minimum, we evaluate and review our executive compensation, programs, objectives and philosophy on an annual basis and at the time of promotion or other change in level of responsibilities, as well as when competitive circumstances or business needs may require. Accordingly, the compensation paid to our NEOs for 2021 may not necessarily be indicative of how we may compensate our NEOs in future years.

The Committee engages an independent advisor, Aon’s Human Capital Solutions practice, formerly known as Radford (our “Compensation Consultant”), and our senior management to assess the objectives of our executive compensation plan and ensure it continues to meet our business needs. This includes reviewing and assessing a peer group to serve as a market reference for establishing and evaluating compensation. The Committee considered the independence factors under the NASDAQ listing standards and SEC rules and determined that, after review and consultation with our Compensation Consultant and management, our Compensation Consultant was independent and that retention did not raise a conflict of interest.

The Committee retains all authority to determine all matters of executive compensation and benefits. The Committee delegated to our Chief Executive Officer the responsibility of issuing equity grants to non-executive employee hires based on pre-approved annual guidelines.

Elements of Compensation

For 2021, the components of compensation for our NEOs were: (1) base salary, (2) a short-term cash incentive program, (3) a long-term equity incentive program, and (4) other benefits, each of which are described in further detail in the following sections.

Base Salary	Short-Term Cash Incentive	Long-Term Equity Incentive	Other Benefits

Attract and retain highly qualified executive talent.	Motivate and reward the achievement of near-term financial and corporate goals.	Align the interests of our executives with those of our shareholders, driving long-term value.	Provide market-competitive benefits to attract and retain highly qualified executive talent.

Target Mix of Pay

The Committee considers all elements of compensation, as detailed in the following sections, to design and maintain a mix of pay that is both market-competitive and that drives business success and shareholder value by leveraging its philosophy of pay-for-performance. While there is no specific formula for determining the relative mix of pay for each compensation element, business judgement is exercised to balance the incentives of management, including leading the business and talent retention, and the incentives of shareholders, including long-term value creation. Additionally, as detailed above in Compensation Decisions, the Committee examines peer benchmark data in aligning on a competitive mix of pay.

The Committee also considers such factors as our executives’ experience, performance, internal pay comparisons, and retention objectives, in addition to the impact of cash expenditures and equity dilution. The Committee believes that this approach best supports its pay-for-performance philosophy, further fostering long-term shareholder value creation. Our emphasis on variable, or at-risk, compensation provides that our named executive officers, subject to retention needs, will only receive target or above-target compensation to the extent that our financial and corporate goals are achieved.

Our pay-for-performance philosophy was expanded in 2021 to adopt performance-vesting RSUs, which further shifted the mix of pay to performance-based. Accordingly, for 2021, approximately 30% of compensation was performance-based for all NEOs, and approximately 83% and 72% of compensation was considered at-risk for our CEO and other NEOs, respectively.

The table below outlines the target mix of pay for each of our NEOs during 2021. Base salary and time-vesting RSUs are based on the actual amounts of each paid and granted, respectively, during 2021, and short-term cash incentive and performance-vesting RSUs are based on a nominal (100%) score for 2021.

Jeffrey Andreson
17%
17%
52%
14%
17%
83%
Larry Sparks
26%
19%
44%
11%
26%
74%
Phil Barros
28%
17%
44%
11%
28%
72%
Kevin Canty
26%
15%
47%
12%
26%
74%
Christopher Smith
34%
21%
33%
12%
34%
66%
Base Salary
Short-Term Cash Incentive
Long-Term Equity Incentive (Time-Vesting RSUs)
Long-Term Equity Incentive (Performance-Vesting RSUs)
Fixed Pay
At-Risk Pay

Base Salary

Base salaries are set to provide market-competitive, fixed compensation, allowing us to attract and retain the key executive talent, with the goal being to reward executive officers on a day-to-day basis for their leadership, contributions, and performance.

For 2021, the Committee decided to increase the base salary of our non-CEO NEOs by 3%, which was consistent with the merit increase for the Company at-large, and consistent with peers and market trends. The base salary for our CEO was increased by 13%, which reflects Jeffrey Andreson’s full transition to CEO, which took place in early 2020.

The annual base salaries for our NEOs during 2021 and 2020 were as follows:

Named Executive Officer	2021	2020	% Increase
Jeffrey Andreson	$600,000	$530,000	13%
Larry Sparks	$427,500	$415,000	3%
Phil Barros	$424,400	$412,000	3%
Kevin Canty	$360,000	$350,000	3%
Christopher Smith	$360,000	$350,000	3%

Short-Term Cash Incentive

Our Short-Term Cash Incentive (“STI”) plan pays performance-based cash incentives to align the compensation of our executive officers with our short-term operational and performance goals, both financial and strategic initiatives, and provide near-term rewards for our executive officers to meet these goals. Our STI plan provides for an annual incentive payment based on consolidated fiscal year financial performance, including revenue growth relative to the wafer fabrication equipment (“WFE”) industry and non-GAAP gross and operating margin, as well as a corporate goal component based on our performance to organization-wide objectives. These incentives are based on the attainment of pre-established financial and corporate goals, which are intended to motivate executives to work effectively in collaboration to achieve the Company’s objectives and reward them when objectives are achieved.

The STI plan covers all executive officers, as well as a wider group of employees, generally down to the role of director, which aligns the incentives of management vertically and horizontally throughout the organization. Structurally, the STI plan is the same for all participants.

The year-end results of our financial and corporate goals are reviewed and calibrated by the CEO, who makes a recommendation for approval by the Committee. Payments are made within 60 days following the end of our fiscal year. The metrics for each component are:

70%	30%
Financial Performance Component	Corporate Goals Component

▪ Revenue vs. WFE Industry Growth	▪ Revenue Outperformance
▪ Non-GAAP Gross Margin	▪ Profitable Growth
▪ Non-GAAP Operating Margin	▪ Manufacturing & Technology Leadership
▪ Organizational Effectiveness

The annual target bonus percentages set by the Committee, multiplied by base salary, provide the total annual target bonus opportunities for each STI plan participant. As noted above in Base Salary, the target bonus percentage for our CEO increased by 15 percentage points, which reflects Jeffrey Andreson’s full transition to CEO, which took place in early 2020. For 2021, these annual target bonuses percentages were:

Named Executive Officer	2021	2020	% Point Increase
Jeffrey Andreson	100%	85%	15
Larry Sparks	70%	70%	--
Phil Barros	60%	60%	--
Kevin Canty	60%	60%	--
Christopher Smith	60%	60%	--

As noted above, the STI plan is comprised of two components: 70% financial performance and 30% corporate goals, each of which is described in further detail in the following sections. The following represents the formula for calculating the total STI plan score, which is used to calculate the total bonus for each STI plan participant:

Financial Performance Component Weight	x	Financial Performance Component Score	+	Corporate Goals Component Weight	x	Corporate Goals Component Score	=	Total Plan Score

Based on the above formula, the following table presents the total STI plan score for each NEO for 2021. The financial performance and corporate goal scores are detailed individually in the following sections.

	Financial Performance Component		Corporate Goals Component
Named Executive Officer	Weight	Score	Weight	Score (1)	Total Plan Score
Jeffrey Andreson	70%	114%	30%	98%	109%
Larry Sparks	70%	114%	30%	109%	113%
Phil Barros	70%	114%	30%	98%	109%
Kevin Canty	70%	114%	30%	90%	107%
Christopher Smith	70%	114%	30%	100%	110%
(1)	See Short-Term Cash Incentive – Corporate Goals Component for further detail on NEOs’ individual scores.

The following formula is used to determine the total dollar amount paid out for each STI plan participant:

Base Salary	x	Target Bonus Percentage	x	Total Plan Score	=	Total Plan Payout

Accordingly, payouts to our NEOs under the STI plan for 2021 are reflected in the following table. As noted above in Base Salary, the increase in total plan payout for our CEO from 2020 to 2021 includes the impact of the 13% increase in base salary and 15 percentage point increase in annual target bonus percentage, reflecting Jeffrey Andreson’s full transition to CEO, which took place in early 2020

Named Executive Officer	Payout
Jeffrey Andreson	$655,200
Larry Sparks	$336,656
Phil Barros	$278,067
Kevin Canty	$230,688
Christopher Smith	$237,168

Financial Performance Component

The financial performance component of STI comprises 70% of the plan. The Committee sets a floor (minimum), target, and ceiling (maximum) for each financial metric, which correspond to a 50%, 100%, and 200% score, respectively. The metrics for non-GAAP gross margin and non-GAAP operating margin scale with general linearity with the actual revenue achieved by the Company for a particular year relative to the baseline established by the Committee at the beginning of such year. For example, the target metric for non-GAAP gross margin will increase as our consolidated revenue increases over the STI plan baseline established by the Committee. The financial component metrics are set by the Committee during the first quarter of the applicable fiscal year.

The following are the three financial performance metrics, which are based on consolidated, company-wide results:

▪

30% – Revenue Growth: As a constituent of the wafer fabrication equipment (“WFE”) industry, this metric is based on our consolidated revenue growth relative to WFE industry growth. For 2021, the Board concluded that, based on various industry and market data, the WFE industry grew 41.2% in 2021. The floor, target, and ceiling metrics, corresponding to a 50%, 100%, and 200% score, respectively, are:

o	Floor (50% score): Consolidated year-over-year revenue growth equal to WFE industry growth.
o	Target (100% score): Consolidated year-over-year revenue growth at least 3 percentage points higher than WFE industry growth.
o	Ceiling (200% score): Consolidated year-over-year revenue growth at least 10 percentage points higher than WFE industry growth.
▪	20% – Non-GAAP Gross Margin: Calculated in accordance with our quarterly and annual, publicly disclosed Non-GAAP gross margin filed with the SEC on Form 8‑K. See Appendix A –Non-GAAP Reconciliations.
▪

20% – Non-GAAP Operating Margin: Calculated in accordance with our quarterly and annual, publicly disclosed Non-GAAP operating margin filed with the SEC on Form 8‑K. See Appendix A –Non-GAAP Reconciliations.

The following table presents (1) the relative weight of each financial performance metric, (2) the floor, target, and ceiling for each financial performance metric, (3) the actual consolidated result achieved for each metric, and (4) the corresponding score for each metric, as well as the total, weighted-average score for the financial performance component as a whole. Note that, as described above, the floor, target, and ceiling shown below for Non-GAAP Gross Margin and Non-GAAP Operating Margin are scaled for our actual consolidated revenue achievement of $1.1 billion for 2021.

		Financial Performance Target
Financial Performance Metric	Weight	Floor (50% Score)	Target (100% Score)	Ceiling (200% Score)	Actual Result	Financial Performance Score (1)
Revenue Growth	30%	41.2%	44.2%	51.2%	20.0%	0%
Non-GAAP Gross Margin	20%	15.4%	16.0%	16.6%	16.7%	200%
Non-GAAP Operating Margin	20%	9.3%	10.0%	10.4%	10.7%	200%
Total	70%					114%
(1)

Represents the weighted average score of each metric using its respective weight, as shown in the table above. It is calculated by dividing the sum of the product of each financial performance metric score and its respective weight by the total financial performance component weight. [(0% × 30%) + (200% × 20%) + (200% × 20%)] ÷ 70% = 114%.

Corporate Goals Component

The corporate goals component of STI comprises 30% of the plan and is aligned to our strategic objectives, which are split equally across four categories. Company-wide performance to these categories is scored annually and approved by the Committee. This scoring funds the corporate goal component plan pool, which is allocated to executives based on individual scores. We establish a target of 100% for the product for the corporate goal component, up to a maximum of 200% based on Company-wide performance. Each year, our executive team defines specific goals and scales each for stretch performance across four categories. The goals are cascaded down the organization to align individual performance with strategic organization-wide objectives. Each participant’s individual goal performance is scored and submitted for review and approval by the Committee. The four categories are:

▪	7.5% – Revenue Outperformance: Revenue gains driven by new products and services.
▪	7.5% – Profitable Growth: Incremental profitability on revenue growth through operational efficiencies and executional excellence.
▪	7.5% – Manufacturing & Technology Leadership: Manufacturing and new product technology roadmaps and innovations that are disruptive and provide a competitive advantage.
▪	7.5% – Organizational Effectiveness: Management, leadership, and organizational structure that delivers best-of-class operational performance and a competitive business advantage.

The Committee considered the scoring recommendations and made its own determination regarding these achievement levels. The individual scores for our NEOs reflected in the above STI plan score table represent the company-wide corporate goal performance score of 100%, at target, for 2021, multiplied by each NEO’s individual score for their goals that fall under the above categories. As reflected in the STI plan score table, the Committee determined that each of the NEOs had achieved all or nearly all of their established individual performance goals relative to these corporate goals for 2021, resulting in payouts at or near the target levels. Mr. Sparks’ individual score of 109% reflects the impact of higher gross margin performance compared to target.

Long-Term Equity Incentive

We issue equity awards under the Ichor Holdings Ltd. 2016 Omnibus Incentive Plan (as amended and restated, the “2016 Plan”), to incentivize and reward our executive officers, including our NEOs, for long-term corporate performance based on the value of our ordinary shares and, thereby, to align the interests of our executive officers with those of our shareholders. For 2021, these equity awards took the form of restricted share units (“RSUs”), which vest based on a time/service requirement, and performance share units (“PSUs”), which vest based on the achievement of certain performance criteria over a three-year period, as detailed below. RSUs and PSUs were awarded because their value is directly impacted by all stock price changes and therefore tied directly to shareholder value.

Award-Setting Process

The size of equity awards to each of our NEOs reflects the relative market-rate for an executive officer, taking into account, among other factors, an officer’s role and responsibilities, the competitive market for executive officers, and the size, value, and vesting status of existing equity awards at the time each equity award grant is issued. The market for executive officers is competitive, therefore our Board relies on several factors to assess the competitiveness of the market including input from its Compensation Consultant, along with our directors’ own experiences in recruiting and retaining qualified executive officers.

The outcome of the award-setting process results in a gross dollar value, or target value, for each of RSUs and PSUs, approved by the Committee to be granted to each NEO. To determine the total quantity of RSUs and PSUs to be granted, the target value granted to each NEO is divided by the closing price of our ordinary shares on the effective grant date.

Awards Granted

The following table represents the target value of equity awards to our NEOs during 2021. Time-vesting RSUs vest 25% on the first grant-date anniversary, with the remainder vesting in equal quarterly installments over the following three years.

	Time-Vesting		Performance-Vesting
Named Executive Officer	Target Value	Shares Granted	Target Value	Target Shares Granted	Total Equity Award Grant
Jeffrey Andreson	$1,900,000	36,915	$500,000	9,715	$2,400,000
Larry Sparks	$700,000	13,600	$175,000	3,400	$875,000
Phil Barros	$675,000	13,114	$175,000	3,400	$850,000
Kevin Canty	$675,000	13,114	$175,000	3,400	$850,000
Christopher Smith	$350,000	6,800	$125,000	2,429	$475,000

Performance Share Units

For 2021, our NEOs were granted PSUs, further shifting the mix of pay to performance-based. The PSU consist of three distinct components, each measured individually: (1) a relative total shareholder return (“TSR”), comprising 60% of total PSU value granted; (2) the qualification of new products by our customers, comprising 20% of total PSU value granted; and (3) non-GAAP gross margin targets aligned to achieving our long-term business model, comprising the remaining 20% of total PSU value granted. Note that PSUs granted to our Chief Technology Officer, Phil Barros, consist of a 60% TSR component and a 40% new product qualification component.

Each component is scored over three years from the date of grant on three measurement dates. For PSUs granted in May 2021 (the “2021 PSU Cohort”), these measurement dates correspond to our fiscal years ending in 2021, 2022, and 2023. At each measurement date, one-third of PSUs are earned and banked, depending on performance, however, PSUs do not fully vest until after the third measurement date. While the maximum performance, or ceiling, that can be achieved in year three is increased to 200%, compared to 100% in years one and two, the total shares that ultimately vest are capped at target (100%). The multi-year structure reflects the cyclical nature of the markets we operate in, providing our NEOs the opportunity to achieve and lock-in performance each year, while also incentivizing long-term performance via a three-year vesting structure, including the opportunity to make-up for any potential underperformance of years one and two in year three.

60%	20%	20%
Total Shareholder Return	New Product Qualification	Non-GAAP Gross Margin

Align the interests of our executives with those of our shareholders, driving long-term value.	Drive long-term, accretive success through continued new product development.	Motivate near-term financial performance.

The TSR component is scored by measuring the performance of our shares relative to the Russell 2000 semiconductor index. The following table details the TSR scoring at each measurement date. The scores are interpolated on a linear basis between the floor, target, and ceiling thresholds.

Measurement Year	Floor (25th Percentile)	Target (50th Percentile)	Ceiling (75th Percentile)
Year 1 (1-year measurement period)	50%	100%	100%
Year 2 (2-year measurement period)	50%	100%	100%
Year 3 (3-year measurement period)	50%	100%	200%

The new product qualification component of the 2021 PSU Cohort incentivizes the development and commercialization of new product platforms, driving accretive business and long-term value. A product platform is considered qualified after it has been tested and accepted by a customer for use and integration into their products. The scoring for this component is based on the number of distinct product platforms qualified by our customers.

The non-GAAP gross margin component of the 2021 PSU Cohort is scored pursuant to the financial performance component of our STI plan, with the maximum score for years one and two capped at 100%, increasing to 200% for year three.

The following details the scores for each PSU component as of December 31, 2021, the first measurement date:

Performance-Vesting Criteria
	Total Shareholder Return	New Product Qualification	Non-GAAP Gross Margin	Total Score
2021 PSU Cohort
Year 1 Score (FY 2021)	63%	100%	100%	78%
Year 2 Score (FY 2022)	--	--	--	--
Year 3 Score (FY 2023)	--	--	--	--

Based on the scores detailed above, our NEOs earned and banked the following amount of PSU shares during 2021:

	Performance-Vesting Shares Earned
	Total Shareholder Return	New Product Qualification	Non-GAAP Gross Margin	Total Shares Earned
Jeffrey Andreson	1,224	648	648	2,520
Larry Sparks	428	227	227	882
Phil Barros	428	453	-	881
Kevin Canty	428	227	227	882
Christopher Smith	306	162	162	630

Other Benefits

We believe that our executives should not operate under different standards than our other employees. Accordingly, our healthcare, insurance, and other welfare and employee benefit programs are the same for all eligible employees, including our executives. We do not provide perquisites to our NEOs. Our benefits are designed to be market-competitive and to attract and retain a skilled workforce in a competitive labor market. Moreover, we believe all employees should have equal access to affordable healthcare, which is why we offer a non-cost option for employees and their eligible dependents.

All U.S. employees, including executive officers, are eligible to participate in our retirement savings plan, which includes company matching contributions of 50% on employees’ first-8% of contributed compensation. Employees are immediately vested in company matching contributions.

Change of Control, Severance, and Separation Obligations

Select Severance Plan

The Human Capital Committee of our Board evaluates and reviews our executive compensation, programs, objectives, and philosophy on an annual basis. In 2019, the Human Capital Committee approved a Select Severance Plan (the “Select Severance Plan”) pursuant to which we will provide severance pay and other benefits to eligible participants (the “Participants” and each, a “Participant”) in the event of such employee’s termination under certain circumstances described therein.

Non-Change in Control Termination

The Select Severance Plan provides eligible officers (each an “Officer Participant” and collectively, “Officer Participants”) with the following benefits in the event of a termination of employment or service by us without “cause,” or solely with respect to our CEO, upon resignation for “good reason” (both a “Non-Change in Control Termination”):

▪	nine‑month salary continuation (or 12 months in the case of the CEO);
▪

a pro rata portion (based on the number of days employed during the applicable performance period from when the separation from service occurs) of the Officer Participant’s annual STI plan bonus based on actual results;

▪	continued health insurance coverage at the active employee rate for a period up to nine months (or 12 months in the case of the CEO).

Change in Control Related Termination

In lieu of the benefits described above, the Select Severance Plan provides Officer Participants with the following benefits if employment is terminated without cause or is terminated for “good reason” during (1) the 90 day period prior to our entry into a definitive agreement that results in a “change in control” (such termination, a “Pre‑CIC Termination”) or (2) the period commencing on a change in control and ending 12 months later (such termination, a “Post‑CIC Termination”):

▪	in the case of Officer Participants, a lump sum amount in cash equal to the employee’s base annual salary (or 2X such amount in the case of the CEO);
▪

in the case of Officer Participants, a pro rata portion (based on the number of days employed during the applicable performance period from when the separation from service occurs) of the employee’s annual STI plan bonus based on actual results;

▪	in the case of Officer Participants, continued health insurance coverage at the active employee rate for a period of up to twelve months (or 24 months in the case of the CEO);
▪	full vesting of any unvested stock-based awards and removal of restrictions with respected to restricted share awards; and
▪	any stock option, stock appreciation right or similar award shall become fully exercisable.

The severance benefits payable under the Select Severance Plan are subject to: (1) the six month delay to the extent required under Section 409A of the Internal Revenue Code of 1986, as amended; (2) the execution and non-revocation of a general release of claims in favor of us within a specified time period; (3) the Participant’s compliance with certain non-disparagement and confidentiality covenants following a termination; and (4) reduction to avoid any excise tax on “parachute payments,” but only if the executive would benefit from such reduction as compared to paying the excise tax.

Any benefits payable under the Select Severance Plan supersede and are in lieu of any severance benefits and/or payments provided under any other agreements, arrangements or severance plans by and between the executive and us unless a Participant’s employment or similar agreement provides for severance benefits that, in the aggregate, are more favorable to the Participant (in which case, such greater benefits will be paid under this Plan).

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under applicable law.

Clawback Policy

Our Board maintains a clawback policy that allows it to require reimbursement of all incentive compensation, including shot-term cash incentives and long-term equity incentives, from an executive officer in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws or in the event that negligent or unethical conduct damages our reputation. The policy applies to financial statements filed in a rolling three-year look-back period. This clawback policy is in addition to any policies or recovery rights that are required under applicable laws, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Hedging and Pledging Prohibitions

We have an insider trading policy that, among other things, prohibits all of our employees (including officers) and directors from engaging in hedging or other speculative transactions relating to our ordinary shares. Prohibited transactions include short sales, derivative securities (such as put and call options, or other similar instruments), and other hedging transactions (such as equity swaps, prepaid variable forwards, or similar instruments), or any transactions that are designed to have the effect of decreasing the risks associated with holding our securities.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) places a limit of $1.0 million dollars on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers, with an exception for certain types of compensation payable under agreements that were in effect on November 2, 2017, including qualifying performance-based compensation. While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Committee retains the right to award compensation that is not deductible, which it believes is in the best interest of shareholders by allowing for flexibility in our approach to executive compensation to effectively attract, motivate, and retain key executives.

Report of the Human Capital Committee

The Human Capital Committee operates under a written charter approved by the Board, which is available on our website at ir.ichorsystems.com.

The Human Capital Committee has reviewed and discussed the section titled “Compensation Discussion and Analysis” with management for 2021. Based on such review and discussion, the Human Capital Committee has recommended to the Board of Directors that the section titled “Compensation Discussion and Analysis” be included in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2021, and this Proxy Statement.

Respectfully submitted by the members of the Human Capital Committee of the Board:

Iain MacKenzie (Chair)

Marc Haugen

Sarah O’Dowd

This report of the Human Capital Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of, or incorporated by reference by any general statement incorporating by reference to, this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Executive Officers and Related Compensation Information

Executive Officers

Jeffrey Andreson See Corporate Governance – Our Board of Directors within this Proxy Statement for Jeff Andreson’s biography.

Larry Sparks, 61, has served as Chief Financial Officer of Ichor since November 2019. Previously, Larry Sparks served in various financial management, controller, and operational roles at Applied Materials 1994 to 2019. Most recently Larry Sparks served as vice president finance, silicon worldwide operations, heading the finance organization responsible for supporting worldwide operations activities for the Semiconductor Solutions Group. Previous roles at Applied Materials included vice president finance and segment CFO of the Inspection Products and Display businesses, as well as earlier corporate and divisional controller positions and as vice president finance of Applied Global Services. From 2006 until 2007, Larry Sparks left Applied Materials to become vice president finance of FormFactor, Inc., and prior to joining Applied Materials he served in various finance roles at Unisys Corporation from 1985 until 1994. Larry Sparks earned his B.A. in business economics at the University of California, Santa Barbara, and his M.B.A. at the University of Southern California.

Phil Barros, 41, has served as Chief Technology Officer of Ichor since September 2015. Previously, Phil Barros served as Senior Vice President of Engineering of Ichor since April 2011, and prior to that time, served as Vice President of Engineering at Ichor since 2009. Prior to serving at Ichor, Phil Barros served in various management positions at Celerity, Inc. from 2004 to 2009, including vice president of engineering and director of systems engineering, and served in various engineering and management positions at Applied Materials from 2000 to 2004. Phil Barros holds a B.S. in mechanical engineering from San Jose State.

Kevin Canty, 66, has served as Chief Operating Officer of Ichor since August 2017. Previously, Kevin Canty served as the vice president of worldwide operations for Aruba Networks from October 2010 to April 2017. Previously, Kevin Canty served as senior vice president of worldwide operations for Juniper Networks from May 2005 to October 2010, vice president of operations for Peribit Networks from January 2005 to May 2005, chief operating officer of Aurora Networks from March 2003 to January 2005, and vice president of operations and global materials of Applied Materials from August 1999 to March 2003. Prior to that time, Kevin Canty held operational roles with various companies, including 3Com Corporation and NeXT Computer. Kevin Canty holds an undergraduate degree in economics from State University of New York and an M.B.A. from Colorado State University.

Christopher Smith, 63, has served as Senior Vice President, Sales and Marketing, since April 2019, and was recently promoted to the position of Chief Commercial Officer in January 2022. Chris brings extensive experience and a very successful track record in both General Management and Sales and Marketing Management. Prior to joining Ichor, he spent eight years at Intevac as VP, Business Development, SVP of Sales and Customer Support at Oerlikon Solar, and SVP of Business Operations at Cymer. He also held various management roles at Applied Materials, including VP, Division General Manager (Chemical Mechanical Polishing Product Business Group), and Vice President, General Manager of the multiple Sales Teams including the Intel Strategic Account. Chris Smith holds a BS in Business Administration from San Jose State University and attended the Stanford Executive Program at Stanford Business School.

Family Relationships

There are no family relationships between any of our executive officers or directors.

Equity Compensation Plans

2016 Plan

The 2016 Plan was adopted by our Board and approved by our shareholders in December 2016. The 2016 Plan provides for grants of stock options, stock appreciation rights, restricted stock, other share-based awards and other cash-based awards to our directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us. The number of shares available for issuance under the 2016 Plan was initially set at 1,888,000 shares in December 2016. The number of shares available for issuance is increased on the first day of each fiscal year, beginning in 2018, in an amount equal to two percent (2%) of our outstanding ordinary shares on the last day of the immediately preceding fiscal year.

In March 2020, our Board approved amendments to the 2016 Plan to prohibit repricing of awards, subject to certain exceptions. Without shareholder approval, the Human Capital Committee is prohibited from (i) lowering the exercise price of a stock option or stock appreciation right after it is granted, except in connection with certain adjustments to our corporate or capital structure, such as stock splits, (ii) taking any other action that is treated as a repricing under generally accepted accounting principles, or (iii) canceling a stock option or stock appreciation right at a time when its exercise price exceeds the fair market value of the underlying stock in exchange for cash or another award, unless the cancellation and exchange occur in connection with certain adjustments to our corporate or capital structure if and to the extent otherwise allowed under the 2016 Plan.

2012 Plan

The Ichor Holdings, Ltd. 2012 Equity Incentive Plan (the “2012 Plan”) was adopted by our Board and approved by our shareholders on March 12, 2012. The 2012 Plan provides for the grant of stock options (both incentive and non-qualified) and stock awards (both restricted and non-restricted) to our outside directors, employees, and consultants. We do not intend to issue any further awards under the 2012 Plan.

2017 ESPP

The 2017 Employee Stock Purchase Plan (the “2017 ESPP”) was adopted by our Board and approved by our shareholders in May 2017. The 2017 ESPP grants employees the ability to designate a portion of their base-pay to purchase ordinary shares at a price equal to 85% of the fair market value of our ordinary shares on the first or last day of each 6-month purchase period. Purchase periods begin on January 1 or July 1 and end on June 30 or December 31, or the next business day if such date is not a business day. Shares are purchased on the last day of the purchase period.

The following table sets forth the indicated information as of December 31, 2021, with respect to our equity compensation plans approved by our shareholders. We do not maintain any equity compensation plans that have not been approved by our shareholders.

Plan Description	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
2012 Plan	5,000	$9.42	652,971
2016 Plan	916,469	$23.28	1,080,102
2017 ESPP	-	$-	2,320,878
Total	921,469	$23.20	4,053,951
(1)	We do not intend to issue further awards under the 2012 Plan as described above under “Elements of Compensation.”

Summary Compensation

The following tables present summary information regarding the total compensation paid to, earned by, and awarded to each of our NEOs in 2021, 2020 and 2019, respectively.

Named Executive Officer	Year	Salary	Bonus (1)	Option Awards (2)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Jeffrey Andreson	2021	$581,972	$-	$-	$2,400,046	$655,200	$9,138	$3,646,356
Chief Executive Officer	2020	$527,800	$-	$450,000	$1,050,000	$428,000	$18,700	$2,474,500
	2019	$428,500	$-	$375,000	$875,100	$104,700	$17,600	$1,800,900

Larry Sparks	2021	$424,281	$-	$-	$874,990	$336,656	$9,750	$1,645,677
Chief Financial Officer	2020	$412,200	$200,000	$102,000	$238,000	$271,000	$30,700	$1,253,900

Phil Barros	2021	$421,206	$-	$-	$849,976	$278,067	$3,255	$1,552,504
Chief Technology Officer	2020	$408,700	$-	$255,000	$595,000	$230,000	$32,500	$1,521,200
	2019	$393,800	$-	$255,000	$995,100	$75,000	$18,500	$1,737,400

Kevin Canty	2021	$357,425	$-	$-	$849,976	$230,688	$9,750	$1,449,860
Chief Operating Officer
Christopher Smith	2021	$357,425	$-	$-	$475,017	$237,168	$8,546	$1,080,177
Chief Commercial Officer
(1)	Represents Larry Sparks’ sign on bonus that was earned and paid during the first quarter of 2020.
(2)

The value of these stock options and stock awards was based on the fair value of the awards as of the grant date calculated in accordance with ASC 718, excluding any estimate of future forfeitures. As PSUs cannot vest in an amount over target, or 100%, the amounts within the column entitled Stock Awards include the maximum value of PSUs at the highest performance achievement, as detailed in Compensation Discussion & Analysis – Elements of Compensation – Long-Term Equity Incentive.

(3)

Represents the actual amount earned by each of our NEOs under our short-term cash incentive plan. See Compensation Discussion & Analysis – Elements of Compensation – Short-Term Cash Incentive for additional information.

(4)

Amounts for 2021 represent employer 401(k) matching contributions. Amounts for 2019-2020 represent employer 401(k) matching contributions, healthcare premiums, and group term life insurance premiums paid by us. For all years presented, executive officers were offered and participated in the same benefit plans offered to all employees.

Grants of Plan-Based Awards

The following table shows all RSUs granted to each of our named executive officers granted during 2021. We did not grant any stock options during 2021. The unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards table on the following page.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards (#)(3)	Grant Date Fair Value of Stock Awards ($) (4)
Jeffrey Andreson	--	STI	$-	$600,000	$1,200,000	--	--	--	--	--
Chief Executive Officer	5/11/2021	PSU	--	--	--	0	9,715	9,715	--	$500,031
	5/11/2021	RSU	--	--	--	--	--	--	36,915	$1,900,015

Larry Sparks	--	STI	$-	$299,250	$598,500	--	--	--	--	--
Chief Financial Officer	5/11/2021	PSU	--	--	--	0	3,400	3,400	--	$174,998
	5/11/2021	RSU	--	--	--	--	--	--	13,600	$699,992

Phil Barros	--	STI	$-	$254,640	$509,280	--	--	--	--	--
Chief Technology Officer	5/11/2021	PSU	--	--	--	0	3,400	3,400	--	$174,998
	5/11/2021	RSU	--	--	--	--	--	--	13,114	$674,978

Kevin Canty	--	STI	$-	$216,000	$432,000	--	--	--	--	--
Chief Operating Officer	5/11/2021	PSU	--	--	--	0	3,400	3,400	--	$174,998
	5/11/2021	RSU	--	--	--	--	--	--	13,114	$674,978

Christopher Smith	--	STI	$-	$216,000	$432,000	--	--	--	--	--
Chief Commercial Officer	5/11/2021	PSU	--	--	--	0	2,429	2,429	--	$125,021
	5/11/2021	RSU	--	--	--	--	--	--	6,800	$349,996
(1)

Amounts shown are estimated payouts for 2021 under our STI plan. The target bonus amount equals a specified percentage of each named executive officer’s base salary as of December 31, 2021, as described in Compensation Discussion & Analysis – Elements of Compensation – Short-Term Cash Incentive. The maximum amount shown is 2.0 times the target bonus amount for each of the named executive officers. Actual bonuses received by these named executive officers for 2021 are reported above in the Summary Compensation table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)

Reflects the PSUs that vest upon the achievement of certain performance goals during the three-year period 2021-2023. These awards are described in more detail above under Compensation Discussion & Analysis – Elements of Compensation – Long-Term Equity Incentive.

(3)

Reflects RSUs that vest in 25% on the first grant-date anniversary and in equal quarterly installments over the following three years. These awards are described in more detail above under Compensation Discussion & Analysis – Elements of Compensation – Long-Term Equity Incentive.

(4)	The value of these PSUs and RSUs was based on the fair value of the awards as of the grant date calculated in accordance with ASC 718.

Outstanding Equity Awards

The following table sets forth information regarding outstanding equity awards for each of our NEOs as of December 31, 2021. The closing price of our ordinary shares was $46.03 on the last trading day of 2021. Awards generally vest 25% on the one-year anniversary of the date of grant and then ratably on a quarterly basis over a three-year period thereafter, except as footnoted below.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Options Exercisable	Number of Options Underlying Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Jeffrey Andreson	1/6/2020	12,501	16,070	$32.57	1/6/2027	--	--
Chief Executive Officer	5/14/2019	21,060	12,635	$22.56	5/14/2026	--	--
	2/15/2018	9,557	643	$24.89	2/15/2025	--	--
	12/6/2017	54,000	0	$24.05	12/6/2024	--	--
	5/11/2021	--	--	--	--	46,630	$2,146,379
	1/6/2020	--	--	--	--	18,133	$834,662
	5/14/2019	--	--	--	--	14,547	$669,598
	2/15/2018	--	--	--	--	293	$13,487

Larry Sparks	5/12/2020	3,377	5,626	$21.76	5/12/2027	--	--
Chief Financial Officer	11/12/2019	13,791	13,787	$31.21	11/12/2026	--	--
	5/11/2021	--	--	--	--	17,000	$782,510
	5/12/2020	--	--	--	--	6,835	$314,615
	11/12/2019	--	--	--	--	15,698	$722,579

Phil Barros	5/12/2020	2,814	14,066	$21.76	5/12/2027	--	--
Chief Technology Officer	5/14/2019	2,864	8,593	$22.56	5/14/2026	--	--
	2/15/2018	5,074	2,543	$24.89	2/15/2025	--	--
	5/11/2021	--	--	--	--	16,514	$760,139
	5/12/2020	--	--	--	--	17,090	$786,653
	5/14/2019	--	--	--	--	9,889	$455,191
	2/15/2018	--	--	--	--	1,152	$53,027

Kevin Canty	5/12/2020	8,441	14,066	$21.76	5/12/2027	--	--
Chief Operating Officer	5/14/2019	14,321	8,593	$22.56	5/14/2026	--	--
	2/15/2018	19,023	1,277	$24.89	2/15/2025	--	--
	8/15/2017	30,000	0	$19.77	8/15/2024	--	--
	5/11/2021	--	--	--	--	16,514	$760,139
	5/12/2020	--	--	--	--	17,090	$786,653
	5/14/2019	--	--	--	--	9,889	$455,191
	2/15/2018	--	--	--	--	575	$26,467

Christopher Smith	5/12/2020	7,034	4,219	$21.76	5/12/2027	--	--
Chief Commercial Officer	5/14/2019	8,591	4,296	$22.56	5/14/2026	--	--
	5/11/2021	--	--	--	--	9,229	$424,811
	5/12/2020	--	--	--	--	8,544	$393,280
	5/14/2019	--	--	--	--	9,889	$455,191

Options Exercised and Shares Vested

The following table shows all RSUs vested and stock options exercised, including in each case value realized upon vesting and exercise, respectively, by the named executive officers during 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Jeffrey Andreson	0	$-	30,949	$1,366,300
Larry Sparks	0	$-	11,955	$549,905
Phil Barros	21,084	$650,194	23,022	$1,063,552
Kevin Canty	30,000	$804,268	22,900	$1,061,825
Christopher Smith	10,024	$225,424	11,724	$545,000
(1)	The value realized equals the sale price of options exercised, less the exercise price, multiplied by the number of options exercised.
(2)	Of the shares that vested for Messrs Andreson, Sparks, Barros, Canty, and Smith, 17,080, 4,262, 10,194, 9,431, and 6,157 were withheld by the Company to cover tax withholding obligations.
(3)	The value realized equals the market price of Ichor’s ordinary shares as vest date, multiplied by the number of shares that vested.

Potential Payments Made Upon Termination or Change in Control

The following table describes the potential payments and benefits our NEOs would be entitled to under our Select Severance Plan assuming their employment terminated on December 31, 2021, due to a triggering event, as defined in the Select Severance Plan. See Compensation Discussion & Analysis – Change of Control, Severance, and Separation Obligations – Select Severance Plan for additional information.

Name	Benefit	Payment in the Case of a Non-Change in Control Termination (1)	Payment in the Case of a Change in Control Related Termination (1)	Long-Term Disability (2)	Death (3)
Jeffrey Andreson	Base salary	$600,000	$1,200,000	$120,000	$300,000
Chief Executive Officer	Cash bonus	$600,000	$600,000	$-	$-
	Health benefits	$5,618	$11,236	$-	$-
	RSUs	$-	$3,664,126	$-	$-
	Stock options	$-	$526,438	$-	$-

Larry Sparks	Base salary	$320,625	$427,500	$84,000	$300,000
Chief Financial Officer	Cash bonus	$299,250	$299,250	$-	$-
	Health benefits	$10,444	$13,925	$-	$-
	RSUs	$-	$1,819,704	$-	$-
	Stock options	$-	$340,866	$-	$-

Phil Barros	Base salary	$318,300	$424,400	$84,000	$300,000
Chief Technology Officer	Cash bonus	$254,640	$254,640	$-	$-
	Health benefits	$10,352	$13,802	$-	$-
	RSUs	$-	$2,055,009	$-	$-
	Stock options	$-	$596,819	$-	$-

Kevin Canty	Base salary	$270,000	$360,000	$120,000	$300,000
Chief Operating Officer	Cash bonus	$216,000	$216,000	$-	$-
	Health benefits	$8,012	$10,683	$-	$-
	RSUs	$-	$2,028,450	$-	$-
	Stock options	$-	$570,056	$-	$-

Christopher Smith	Base salary	$270,000	$360,000	$84,000	$300,000
Chief Commercial Officer	Cash bonus	$216,000	$216,000	$-	$-
	Health benefits	$12,210	$16,280	$-	$-
	RSUs	$-	$1,273,282	$-	$-
	Stock options	$-	$203,222	$-	$-
(1)	See Compensation Discussion & Analysis – Change of Control, Severance, and Separation Benefits – Select Severance Plan for details.
(2)	Represents annual payments under any long-term disability insurance policy carried by the Company with respect to the Executive.
(3)	Represents the proceeds of any life insurance policy carried by the Company with respect to the Executive.

Audit Matters

Proposal 4: Ratification of Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit our 2022 consolidated financial statements. During 2021, KPMG LLP served as our independent registered public accounting firm.

Notwithstanding the appointment of KPMG LLP and even if our shareholders ratify the appointment, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of us and our shareholders. At the Annual Meeting, our shareholders are being asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2022. The Audit Committee is submitting the appointment of KPMG LLP to our shareholders because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.

Representatives of KPMG LLP will telephonically attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from our shareholders.

The ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of our ordinary shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP.

Audit and Related Fees

Our Board is recommending a vote for ratification of KPMG LLP as our independent registered public accounting firm for 2022. The following table presents fees for professional audit services and other services rendered to us by KPMG LLP for 2021 and 2020:

Type of Fees	2021	2020
Audit Fees (1)	$2,258,000	$1,313,000
Audit-Related Fees (2)	-	125,000
Tax Fees (3)	52,000	25,000
Other Fees	-	-
Total audit and related fees	$2,310,000	$1,463,000

(1)

Represents fees and related expenses billed or expected to be billed by KPMG LLP for professional services rendered for the audits of our annual consolidated financial statements for 2021 and 2020, the reviews of interim period financial statements, and the issuance of a comfort letter in connection with our issuance of ordinary shares in December 2020. Additionally, for 2021, these fees include KPMG LLP’s audit of our internal control over financial reporting.

(2)	Represents fees billed by KPMG LLP for Sarbanes-Oxley (“SOX”) preparedness procedures performed in 2020.
(3)	Represents fees for tax consultation and tax compliance services rendered by KPMG LLP.

Auditor Independence

The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the auditor’s independence and has determined that the provision of such services has not adversely affected the auditor’s independence.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has established policies and procedures regarding the pre-approval of audit and other services that our independent auditor may perform for us, subject to the rules and regulations of the SEC, which provide that certain non-audit services accounting for less than five percent of the total fees paid to the independent auditor be approved by the Audit Committee retroactively. In accordance with the charter of the Audit Committee, approval can be made by the chairman of the Audit Committee (or any member of the Audit Committee if the chairman is not available) in between committee meetings and is required to disclose the pre-approved services to the Audit Committee at the next scheduled meeting. The Audit Committee approved all services provided by KPMG LLP.

Report of the Audit Committee

The Audit Committee operates under a written charter approved by the Board, which is available on the Company’s website at ir.ichorsystems.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

With respect to the Company’s financial reporting process, management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the consolidated financial statements. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare the Company’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and KPMG LLP;
•

discussed with KPMG LLP the matters required to be discussed by the statement on Auditing Standards No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board; and

•

received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence.

Based on the Audit Committee’s review and discussions with management and KPMG LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2021 Annual Report on Form 10‑K for filing with SEC.

Respectfully submitted by the members of the Audit Committee of the Board:

John Kispert (Chair)

Laura Black

Marc Haugen

This report of the Audit Committee is required by the SEC and, in accordance with the rules and regulations of the SEC, will not be deemed to be part of, or incorporated by reference by any general statement incorporating by reference to, this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Other Matters

Security Ownership of Certain Beneficial Owners and Management

Unless otherwise indicated, the following table contains information about the beneficial ownership of our ordinary shares as of the Record Date (March 29, 2022):

•	each person, or group of persons, who beneficially owns more than 5% of our ordinary shares;
•	each of our NEOs;
•	each of our directors; and
•	all directors and NEOs as a group.

For further information regarding material transactions between us and certain of our shareholders, see “Certain Relationships and Related Party Transactions” of this Proxy Statement.

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to our ordinary shares. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to restrictions, options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding. Such ordinary shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the ordinary shares set forth opposite such shareholder’s name.

Unless otherwise indicated, our calculation of the percentage of beneficial ownership is based on 28,623,907 ordinary shares outstanding on the Record Date.

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is c/o Ichor Holdings, Ltd., 3185 Laurelview Ct., Fremont, California 94538.

Name	Number of Shares Beneficially Owned	Percentage of Ordinary Shares Outstanding
5% Shareholders:
BlackRock, Inc. (1)	5,176,519	18.0%
The Vanguard Group (2)	2,434,921	8.5%
Swedbank Robur Fonder AB (3)	1,950,000	6.8%
FMR LLC (4)	1,731,802	6.1%
Directors and Named Executive Officers (5):
Thomas Rohrs	319,109	1.1%
Jeffrey Andreson	176,746	*
Kevin Canty	91,393	*
Larry Sparks	40,397	*
Phil Barros	33,518	*
Christopher Smith	30,019	*
Marc Haugen	29,497	*
John Kispert	20,912	*
Laura Black	18,466	*
Iain MacKenzie	17,864	*
Sarah O'Dowd	10,783	*
Wendy Arienzo	9,663	*
Yuval Wasserman	701	*
Directors and executive officers as a group (13 persons)	799,068	2.8%

* Represents beneficial ownership of less than one percent (1%).

(1)

Based solely on a Schedule 13G/A filed on January 27, 2022 with respect to our ordinary shares directly owned by BlackRock, Inc. The address of the principal place of business of the reporting person is 55 East 52nd Street, New York, NY 10055.

(2)

Based solely on a Schedule 13G/A filed on February 10, 2022 with respect to our ordinary shares directly owned by The Vanguard Group. The address of the principal place of business of the reporting person is 100 Vanguard Blvd, Malvern, PA 19355.

(3)

Based solely on a Schedule 13G filed on March 18, 2022 with respect to our ordinary shares directly owned by Swedbank Robur Fonder AB. The address of the principal place of business of the reporting person is SE-105 34, Stockholm, Sweden.

(4)

Based solely on a Schedule 13G filed on February 9, 2022 with respect to our ordinary shares directly owned by FMR LLC. The address of the principal place of business of the reporting person is 245 Summer Street, Boston, Massachusetts 02210.

(5)	Includes ordinary shares acquirable with 60 days of the Record Date due to the exercising of vested stock options or the vesting of restricted share units, as detailed below:
	Shares Acquirable within 60 Days Due To:
Name	Exercising of Vested Stock Options	Vesting of Restricted Share Unit
Thomas Rohrs	245,429	3,879
Jeffrey Andreson	105,545	13,668
Kevin Canty	68,740	6,637
Larry Sparks	21,742	6,047
Phil Barros	18,973	6,637
Christopher Smith	12,785	4,204
Marc Haugen	-	2,526
John Kispert	-	2,526
Laura Black	-	2,526
Iain MacKenzie	2,500	2,526
Sarah O'Dowd	-	3,172
Wendy Arienzo	-	2,907
Yuval Wasserman	-	701

Certain Relationships and Related Party Transactions

Policies and Procedures for Related Person Transactions

Our Related Person Transactions Policy and Procedures that sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be participants, the amount involved exceeds $120,000 and a related person has or will have a direct or indirect interest. Various transactions are not covered by this policy, including transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person, equity and debt financing transactions with a related person that are approved by our Board, and other transactions not otherwise required to be disclosed under Item 404 of Regulation S‑K. A “related person,” as determined since the beginning of our last fiscal year, is any executive officer, director or nominee to become director, a holder of more than 5% of our ordinary shares, including any immediate family members of such persons. Any related-person transaction may only be consummated if approved or ratified by the affirmative vote of a majority of our dis-interested directors then in office in accordance with the policy guidelines set forth below.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee for review and recommendation for approval to our Board. In considering related-person transactions, our Audit Committee and Board take into account the relevant available facts and circumstances and the extent of the related person’s interest in the transaction. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval process.

A copy of our Code of Business Ethics and Conduct Policy, which includes our Related Person Transaction Policy, is available on our corporate website at ir.ichorsystems.com. Our website is not part of this Proxy Statement.

No Related Party Transactions

There have not been any related-person transactions since the beginning of 2021, and no such transactions are currently proposed.

Other Matters

About Ichor

We are a leader in the design, engineering and manufacturing of critical fluid delivery subsystems and components primarily for semiconductor capital equipment, as well as other industries such as defense/aerospace and medical. Our primary product offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as chemical-mechanical planarization, electroplating, and cleaning. We also provide precision-machined components, weldments, e-beam and laser welded components, precision vacuum and hydrogen brazing, surface treatment technologies, and other proprietary products.

We use a 52- or 53-week fiscal year ending on the last Friday in December. The fiscal year ended December 31, 2021, was 53 weeks. References to 2021 relate to the fiscal year then ended.

Proxy Solicitation

Our directors and officers may solicit proxies by telephone, electronic transmission and personally. Our directors and officers will not receive any special compensation for such services.

Proposals for the 2023 Annual General Meeting

Shareholders who intend to present proposals at the 2023 Annual General Meeting (the “2023 Annual Meeting”) and who wish to have such proposals included in the proxy statement for such meeting, must submit such proposals in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Secretary, Ichor Holdings, Ltd., 3185 Laurelview Ct., Fremont, California 94538, and such proposals must be received no earlier than January 24, 2023 and no later than February 23, 2023.

Shareholder Recommendations for Nominations to the Board

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. Pursuant to our Memorandum and Articles, shareholders who wish to recommend a candidate for consideration at our 2023 Annual Meeting may do so by delivering a written recommendation to our Secretary at Ichor Holdings, Ltd., Attn: Secretary, 3185 Laurelview Ct., Fremont, California 94538. The recommendation must include a description of the candidate’s qualifications for board service, including all of the information that would be required to be disclosed pursuant to Item 404 of Regulation S‑K promulgated by the SEC, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the notice procedures set forth in our Memorandum and Articles. Shareholders who wish to nominate a director must additionally be a shareholder of record on both the date of the giving of notice by such shareholder and the record date for the determination of shareholders entitled to vote at the 2023 Annual Meeting and on each such date the shareholder beneficially owned more than 15% of our issued and outstanding ordinary shares (unless contrary to applicable law). Such proposals must additionally meet the requirements set forth in the rules and regulations of the SEC, as well as the informational, notice and other requirements related to proposals set forth in Article 16 of our Memorandum and Articles, in order to be eligible for inclusion in our proxy statement for our 2023 Annual Meeting. No candidates for director nominations were submitted by any shareholder in connection with the Annual Meeting. If you intend to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address set forth above. Our secretary must receive the notice not less than 90 days and not more than 120 days before the one‑year anniversary of the immediately preceding annual meeting of shareholders. This means, that for our 2023 Annual Meeting meeting, our secretary must receive the notice no earlier than January 24, 2023 and no later than February 23, 2023.

To comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 25, 2023.

Director’s Attendance at the Annual Meeting

We invite members of the Board to attend our annual shareholder meetings and require that they make every effort to attend the annual meetings absent an unavoidable and irreconcilable conflict.

Householding

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of our proxy materials to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces our printing costs, mailing costs, and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of our proxy materials to any shareholders at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a shareholder is receiving multiple copies, to request that we only send a single copy of our proxy materials, such shareholder may contact us at the following address:

Ichor Holdings, Ltd.

Attn: Secretary

3185 Laurelview Ct.

Fremont, California 94538

Shareholders who beneficially own ordinary shares held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

2021 Annual Report and SEC Filings

Our 2021 audited consolidated financial statements are included in the Annual Report, which will be made available to shareholders at the same time as this Proxy Statement. This Proxy Statement and the Annual Report are posted on our website at ir.ichorsystems.com and are available from the SEC at its website at sec.gov. You may also obtain a copy of the Annual Report and this Proxy Statement without charge by sending a written request to Ichor Holdings, Ltd., Attn: Secretary, 3185 Laurelview Ct., Fremont, California 94538.

Other Business

Other than the proposals described in this Proxy Statement, the Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the officers named herein will have discretion to vote the ordinary shares they represent in accordance with their own judgment on such matters.

Appendix A – Non-GAAP Reconciliations

Management uses non-GAAP metrics to evaluate our operating and financial results. We believe the presentation of non-GAAP results is useful to investors for analyzing business trends and comparing performance to prior periods, along with enhancing investors’ ability to view our results from management’s perspective. Non-GAAP gross margin is defined as non-GAAP gross profit divided by net sales. Non‑GAAP operating margin is defined as non‑GAAP operating income divided by net sales. Non-GAAP gross profit and non-GAAP operating income are defined as: gross profit or operating income excluding, as applicable, amortization of intangible assets, share-based compensation expense, and non-recurring expenses, including contract settlement losses and facility shutdown costs, to the extent they are present in gross profit or operating income.

Non-GAAP results have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for our results reported under GAAP. Other companies may calculate non-GAAP results differently or may use other measures to evaluate their performance, both of which could reduce the usefulness of our non-GAAP results as a tool for comparison.

Because of these limitations, you should consider non-GAAP results alongside other financial performance measures and results presented in accordance with GAAP. In addition, in evaluating non-GAAP results, you should be aware that in the future we will incur expenses such as those that are the subject of adjustments in deriving non-GAAP results and you should not infer from our presentation of non-GAAP results that our future results will not be affected by these expenses or any unusual or non-recurring items.

The following table presents our unaudited non‑GAAP gross profit and non-GAAP gross margin and a reconciliation from gross profit, the most comparable GAAP measure, for the periods indicated:

Year Ended
December 31, 2021
'(dollars in thousands)
U.S. GAAP gross profit	$177,480
Non-GAAP adjustments:
Share-based compensation	1,384
Facility shutdown costs (1)	2,611
Fair value adjustment to inventory from acquisitions (2)	1,652
Other non-recurring expense, net (3)	106
Non-GAAP gross profit	$183,233
U.S. GAAP gross margin	16.2%
Non-GAAP gross margin	16.7%
(1)	During the second quarter of 2020, we announced the closure of our manufacturing facility in Union City, California, which we completed during the second quarter of 2021.

Included in this amount for 2021 are (i) write-off costs associated with inventories determined during the period to be obsolete of $2.9 million and (ii) severance costs associated with affected employees of $0.2 million, partially offset by (iii) a gain realized upon the sale of equipment and other fixed assets of $0.5 million.

(2)

As part of our purchase price allocation for our acquisition of IMG in November 2021, we recorded acquired-inventories at fair value, resulting in a fair value step-up of $3.9 million. These amounts are released to cost of sales as acquired-inventories are sold.

(3)	Included in this amount for 2021 is primarily a non-recurring settlement charge.

A-1

The following table presents our unaudited non‑GAAP operating income and non-GAAP operating margin and a reconciliation from operating income, the most comparable GAAP measure, for the periods indicated:

Year Ended
December 31, 2021
'(dollars in thousands)
U.S. GAAP operating income	$81,014
Non-GAAP adjustments:
Amortization of intangible assets	14,918
Share-based compensation	11,473
Facility shutdown costs (1)	2,996
Fair value adjustment to inventory from acquisitions (2)	1,652
Acquisition costs (3)	4,386
Other non-recurring expense, net (4)	498
Non-GAAP operating income	$116,937
U.S. GAAP operating margin	7.4%
Non-GAAP operating margin	10.7%
(1)	During the second quarter of 2020, we announced the closure of our manufacturing facility in Union City, California, which we completed during the second quarter of 2021.

Included in this amount for 2021 are (i) write-off costs associated with inventories determined during the period to be obsolete of $2.9 million, (ii) other shutdown related charges of $0.3 million, and (iii) severance costs associated with affected employees of $0.2 million, partially offset by (iv) a gain realized upon the sale of equipment and other fixed assets of $0.5 million.

(2)

As part of our purchase price allocation for our acquisition of IMG in November 2021, we recorded acquired-inventories at fair value, resulting in a fair value step-up of $3.9 million. These amounts are released to cost of sales as acquired-inventories are sold.

(3)

Included in this amount for 2021 are primarily non-capitalized costs incurred in connection with our implementation of a new ERP system and a Sarbanes Oxley compliance program and a non-recurring settlement charge.

(4)

In October 2021, we entered into an amended and restated credit agreement, which includes a group of financial institutions as direct lenders underlying the agreement. Under the debt modification literature codified in ASC 470, a portion of the refinance was treated as an extinguishment. Accordingly, $0.7 million of existing capitalized deferred issuance costs were written off as a loss on extinguishment of debt.

A-2

Appendix B – Amended and Restated Memorandum and Articles of Association

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

ICHOR HOLDINGS, LTD.

(Adopted by Special Resolution dated [date] with effect from [date])

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

ICHOR HOLDINGS, LTD.

(Adopted by Special Resolution dated [date] with effect from [date])

1	The name of the Company is Ichor Holdings, Ltd.
2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (As Revised) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4	The liability of each Member is limited to the amount from time to time unpaid on such Member's shares.
5

The authorised share capital of the Company is US$22,000 divided into 200,000,000 Ordinary Shares of a nominal or par value of US$0.0001 each and 20,000,000 Preferred Shares of a nominal or par value of US$0.0001 each.

6

The Company has the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the same meaning as those given in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ICHOR HOLDINGS, LTD.

(Adopted by Special Resolution dated [date] with effect from [date])

Table of Contents

1	Interpretation	3
2	Preliminary	5
3	Issue of Shares	5
4	Ordinary Shares	6
5	Preferred Shares	6
6	Register of Members and Share Certificates	7
7	Transfer of Shares	7
8	Redemption, Purchase and Surrender of Shares, Treasury Shares	8
9	Variation of Rights Attaching to Shares	9
10	Commission on Sale of Shares	9
11	Non-Recognition of Trusts	9
12	Transmission of Shares	9
13	Alteration of Capital	10
14	Closing Register of Members or Fixing Record Date	10
15	General Meetings	11
16	Notice of General Meetings	11
17	Proceedings at General Meetings	15
18	Votes of Members	15
19	Corporations Acting by Representatives at Meeting	16
20	Clearing Houses	16
21	Directors	16
22	Directors' Fees and Expenses	17
23	Powers and Duties of Directors	18
24	Disqualification of Directors	19
25	Proceedings of Directors	19
26	Presumption of Assent	21
27	Dividends, Distributions and Reserve	21
28	Book of Accounts	22
29	Audit	22
30	The Seal	22
31	Officers	23
32	Register of Directors and Officers	23
33	Capitalisation of Profits	23
34	Notices	23
35	Information	24
36	Indemnity	24
37	Financial Year	25
38	Winding Up	25
39	Amendment of Memorandum and Articles of Association and Name of Company	25
40	Registration by Way of Continuation	26
41	Mergers and Consolidations	26

1	Interpretation
1.1	In these Articles, unless otherwise defined, the defined terms shall have the meanings assigned to them as follows:

"Affiliate"

means (i) in the case of a natural person, such person's parents, parents-in-law, spouse, children or grandchildren, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by such person or any of the foregoing, and (ii) in the case of a corporation, partnership or other entity or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term "control" shall mean the ownership, directly or indirectly, of shares possessing more than fifty per cent (50%) of the voting power of the corporation, or the partnership or other entity (other than, in the case of a corporation, shares having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity.

"Articles"	means the Amended and Restated Articles of Association of the Company, as from time to time altered or added to in accordance with the Statute and these Articles.
"Business Day"	means a day, excluding Saturdays or Sundays, on which banks in New York, New York, United States of America are open for general banking business throughout their normal business hours.
"Commission"	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act.
"Company"	means Ichor Holdings, Ltd., a Cayman Islands company limited by shares.
"Company's Website"	means the website of the Company, the address or domain name of which has been notified to Members.
"Designated Stock Exchange"	means the Nasdaq Global Select Market or any other stock exchange or automated quotation system on which the Company's securities are then traded.
"Dividend"	means any dividend (whether interim or final) resolved to be paid on shares pursuant to these Articles.
"Directors"	means the directors of the Company for the time being, or as the case may be, the Directors assembled as a board or as a committee thereof.
"electronic"

has the meaning given to it in the Electronic Transactions Act (As Revised) of the Cayman Islands and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor.

"electronic record"

has the meaning given to it in the Electronic Transactions Act (As Revised) of the Cayman Islands and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor.

"electronic communication"	means electronic transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than a majority vote of the Directors.
"Exchange Act"

means the United States Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

"Market Price"

means for any given day, the price quoted in respect of the Ordinary Shares on the Designated Stock Exchange of the close of trading on such day, or if such day is not a date on which the Designated Stock Exchange is open, then the close of trading on the previous trading day.

"Member"	means a person whose name is entered in the Register of Members as the holder of a share or shares.
"Memorandum of Association"	means the Memorandum of Association of the Company, as amended and restated from time to time.
"month"	means the calendar month.
"Nominating Member"

means (i) the Member providing the notice of the nomination proposed to be made at a general meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at any general meeting is made, and (iii) any Affiliate or associate of such Member or beneficial owner.

"Ordinary Resolution"

means (i) a resolution passed by a simple majority of votes cast by such Members as, being entitled to do so, vote in person or, in the case of any Member being an organisation, by its duly authorised representative or, where proxies are allowed, by proxy at a general meeting of the Company or (ii) a unanimous written resolution.

"Ordinary Shares"	means an Ordinary Share in the capital of the Company of US$0.0001 nominal or par value designated as Ordinary Shares, and having the rights provided for in these Articles.
"Preferred Shares"	means shares in the capital of the Company of US$0.0001 nominal or par value designated as Preferred Shares, and having the rights provided for in these Articles.
"Register of Members"	means the register maintained by the Company in accordance with section 40 of the Statute or any modification or re-enactment thereof for the time being in force.
"Registered Office"	means the registered office for the time being of the Company.
"Seal"	means the common seal of the Company including any facsimile thereof.
"Securities Act"

means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

"share"	means any share in the capital of the Company, including the Ordinary Shares, Preferred Shares and shares of other classes.
"signed"

means a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication.

"Special Resolution"

means (i) a resolution passed by not less than two-thirds of votes cast by such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution, has been duly given or (ii) a unanimous written resolution.

"Statute"	means the Companies Act (As Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof.
"Treasury Share"	means a share held in the name of the Company as a treasury share in accordance with the Statute.
"year"	means the calendar year.

1.2	In these Articles, save where the context requires otherwise:
(a)	words importing the singular number shall include the plural number and vice versa;
(b)

words importing the masculine gender only (i.e., "he" and "his") shall include the feminine gender (i.e., "her," and "hers") and shall include references to entities without gender (i.e., "it" and "its");

(c)	words importing persons only shall include companies or associations or bodies of persons, whether corporate or not;
(d)	"may" shall be construed as permissive and "shall" shall be construed as imperative;
(e)	a reference to a dollar or dollars (or $) is a reference to dollars of the United States of America;
(f)	references to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;
(g)

any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	Section 8 and 19(3) of the Electronic Transactions Act (As Revised) shall not apply;
(i)

"written" and "in writing" means all modes of representing or reproducing words in visible form, including in the form of an electronic record and any requirements as to delivery under these Articles include delivery in the form of an electronic record; where used in connection with a notice served by the Company on Members or other persons entitled to receive notices hereunder, such "writing" shall also include a record maintained in an electronic medium which is accessible in visible form so as to be useable for subsequent reference;

(j)	any requirements as to execution or signature under these Articles can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act (As Revised);
(k)

the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(l)	the term "holder" in relation to a share means a person whose name is entered in the Register of Members as the holder of such share.
1.3	Subject to the last two preceding Articles, any words defined in the Statute shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.
2	Preliminary
2.1	The business of the Company may be commenced as soon after incorporation as the Directors see fit, notwithstanding that only part of the shares may have been allotted or issued.
2.2

The registered office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

3	Issue of Shares
3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) the Directors may, in their absolute discretion and without approval of the holders of Ordinary Shares, allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise, any or all of which may be greater than the powers and rights associated with the Ordinary Shares, to such persons, at such times and on such other terms as they think proper, which shall be conclusively evidenced by their approval of the terms thereof, and may also (subject to the Statute and these Articles) vary such rights.

3.2	The Company shall not issue shares in bearer form and shall only issue shares as fully paid.
4	Ordinary Shares
4.1	The holders of the Ordinary Shares shall be:
(a)	entitled to dividends in accordance with the relevant provisions of these Articles;
(b)	entitled to and are subject to the provisions in relation to winding up of the Company provided for in these Articles;
(c)

entitled to attend general meetings of the Company and shall be entitled to one vote for each Ordinary Share registered in his name in the Register of Members, both in accordance with the relevant provisions of these Articles.

4.2	All Ordinary Shares shall rank pari passu with each other in all respects.
5	Preferred Shares
5.1

Preferred Shares may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed, or in any resolution or resolutions providing for the issue of such series adopted by the Directors as hereinafter provided.

5.2

Authority is hereby granted to the Directors, subject to the provisions of the Memorandum, these Articles and applicable law, to create one or more series of Preferred Shares and, with respect to each such series, to fix by resolution or resolutions, without any further vote or action by the Members of the Company providing for the issue of such series:

(a)	the number of Preferred Shares to constitute such series and the distinctive designation thereof;
(b)

the dividend rate on the Preferred Shares of such series, the dividend payment dates, the periods in respect of which dividends are payable ("Dividend Periods"), whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

(c)

whether the Preferred Shares of such series shall be convertible into, or exchangeable for, Shares of any other class or classes or any other series of the same or any other class or classes of Shares and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

(d)	the preferences, if any, and the amounts thereof, which the Preferred Shares of such series shall be entitled to receive upon the winding up of the Company;
(e)	the voting power, if any, of the Preferred Shares of such series;
(f)	transfer restrictions and rights of first refusal with respect to the Preferred Shares of such series; and
(g)	such other terms, conditions, special rights and provisions as may seem advisable to the Directors.

5.3

Notwithstanding the fixing of the number of Preferred Shares constituting a particular series upon the issuance thereof, the Directors at any time thereafter may authorise the issuance of additional Preferred Shares of the same series subject always to the Statute and the Memorandum.

5.4

No dividend shall be declared and set apart for payment on any series of Preferred Shares in respect of any Dividend Period unless there shall likewise be or have been paid, or declared and set apart for payment, on all Preferred Shares of each other series entitled to cumulative dividends at the time outstanding which rank senior or equally as to dividends with the series in question, dividends rateably in accordance with the sums which would be payable on the said Preferred Shares through the end of the last preceding Dividend Period if all dividends were declared and paid in full.

5.5

If, upon the winding up of the Company, the assets of the Company distributable among the holders of any one or more series of Preferred Shares which (a) are entitled to a preference over the holders of the Ordinary Shares upon such winding up; and (b) rank equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such Preferred Shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preferred Shares rateably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

6	Register of Members and Share Certificates
6.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.
6.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

6.3

Shares shall be held in uncertificated, book entry form, unless the Directors resolve that share certificates shall be issued. Every person whose name is entered as a Member in the Register of Members and whose shares are to be held in certificated form shall, upon request and without payment, be entitled to a certificate within two months after allotment or transfer (or within such other period as the conditions of issue shall provide) in the form determined by the Directors.

6.4

All certificates shall specify the share or shares held by that person and the amount paid up thereon, provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all. In the event that shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

6.5

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.6

All certificates for shares shall be delivered personally or sent through the post addressed to the member entitled thereto at the Member's registered address as appearing in the Register of Members. Every share certificate sent in accordance with these Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.7	Every share certificate of the Company shall bear any legends required under applicable laws, including the Securities Act.

7	Transfer of Shares
7.1

Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including, but not limited to the Exchange Act), any Member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time.

7.2

The instrument of transfer shall be executed by or on behalf of the transferor. Without prejudice to the last preceding Article, the Directors may also resolve, either generally or in any particular case, upon request by the transferor or transferee to accept mechanically executed transfers. The transferor shall be deemed to remain the holder of the share until the name of the transferee in entered into the Register of Members in respect thereof.

7.3

The Directors may, in their absolute discretion, decline to register any transfer of shares, subject to any applicable requirements imposed from time to time by the Commission and the Designated Stock Exchange.

7.4	Without limiting the generality of the last preceding Article, the Directors may decline to recognise any instrument of transfer unless:
(a)	a fee of such maximum sum as the Directors may from time to time require is paid to the Company in respect thereof;
(b)	the instrument of transfer is in respect of only one class of share;
(c)

the instrument of transfer is lodged at the Registered Office or such other place as the Register of Members is kept in accordance with the Statute accompanied by the relevant share certificate(s) (if any) or such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and

(d)	the instrument of transfer is duly and properly signed.
7.5

If the Directors refuse to register a transfer of any share, the Company shall, within three months after the date on which the transfer was lodged with the Company, send to each of the transferor and the transferee notice of the refusal.

7.6

The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than forty five (45) days in any year.

7.7

The Directors in so far as permitted by any applicable law and rules of the Designated Stock Exchange may, in their absolute discretion, at any time and from time to time transfer any share upon the Register of Members to any branch register or any share on any branch register to the Register of Members or any other branch register. In the event of any such transfer, the Member requesting such transfer shall bear the cost of effecting such transfer unless the Directors otherwise determine.

8	Redemption, Purchase and Surrender of Shares, Treasury Shares
8.1	Subject to the provisions, if any, in these Articles, the Memorandum, applicable law, including the Statute, and the rules of the Designated Stock Exchange, the Company may:
(a)

issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of such shares, determine; and

(b)

purchase its own shares (including any redeemable shares) in such manner and on such other terms as the Directors may agree with the relevant Member, provided that the manner of purchase is in accordance with any applicable requirements imposed from time to time by the Commission or the Designated Stock Exchange;

8.2	The Company may make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Statute, including out of capital.
8.3	The Directors may accept the surrender for no consideration of any fully paid share.
8.4	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.
8.5	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).
9	Variation of Rights Attaching to Shares
9.1

If at any time the share capital of the Company is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of shares of the relevant class. To any such meeting all the provisions of these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

9.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of shares.

9.3

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu therewith.

10	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up shares. The Company may also on any issue of shares pay such brokerage as may be lawful.

11	Non-Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share other than an absolute right to the entirety thereof in the holder.

12	Transmission of Shares
12.1

If a Member dies, the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his shares. The estate of a deceased Member is not thereby released from any liability in respect of any share, for which he was a joint or sole holder.

12.2

Any person becoming entitled to a share in consequence of the death or bankruptcy, liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such share or to have some person nominated by him registered as the holder of such share. If he elects to have another person registered as the holder of such share he shall sign an instrument of transfer of that share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the relevant Member before his death or bankruptcy, liquidation or dissolution, as the case may be.

12.3

A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such share. However, he shall not, before becoming a Member in respect of a share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to these Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

13	Alteration of Capital
13.1

Subject to these Articles, the Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe.

13.2	Subject to these Articles, the Company may by Ordinary Resolution:
(a)

consolidate and divide all or any of its share capital into shares of larger amount than its existing shares, provided that any fractions of a share that result from such a consolidation or division of its share capital shall be automatically repurchased by the Company at (i) the Market Price on the date of such consolidation or division, in the case of any shares listed on a Designated Stock Exchange and (ii) a price to be agreed between the Company and the applicable Member in the case of any shares not listed on a Designated Stock Exchange;

(b)

sub-divide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

(c)	divide shares into multiple classes; or
(d)

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

13.3

All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

13.4	Subject to these Articles, the Company may by Special Resolution:
(a)	change its name;
(b)	alter or add to these Articles;
(c)	alter or add to the Memorandum of Association with respect to any objects, powers or other matters specified therein; or
(d)	reduce its share capital and any capital redemption reserve in any manner authorised by law.

14	Closing Register of Members or Fixing Record Date
14.1

For the purpose of determining Members entitled to notice of, attend or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

14.2

If the Register of Members shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members such register shall be so closed for at least ten (10) calendar days (but not more than sixty (60) calendar days) immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members, which such date shall not precede the date upon which the resolution fixing the record date is adopted by the Directors. The Directors shall prepare, or cause to be prepared, at least ten (10) days before every general meeting, a complete list of the Members entitled to vote at such meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to the examination of any Member, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the principal executive office of the Company. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present.

14.3

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, attend or to vote at a meeting of the Members or any adjournment thereof, or for the purpose of determining those Members that are entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

14.4

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to receive notice of, attend or to vote at a meeting of Members or those Members that are entitled to receive payment of a Dividend or other distribution, the record date for such determination of Members shall be at the close of business on the Business Day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

15	General Meetings
15.1	All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.
15.2

For so long as the Company's securities are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place as may be determined by the Directors.

15.3

Extraordinary general meetings may be called by a majority of the Directors or by the chairman of the board of Directors. If an extraordinary general meeting is called by the Directors, such extraordinary general meeting shall be held at such time and place as may be determined by the Directors, and if an extraordinary general meeting is called by the chairman of the board of Directors, such extraordinary general meeting shall be held at such time and place as may be determined by the chairman of the board of Directors.

15.4

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

16	Notice of General Meetings
16.1

At least ten (10) calendar days' notice (but not more than sixty (60) calendar days' notice) shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting, the matters that are intended to be presented, and, in the case of annual general meetings, the name of any nominee who the Directors intend to present for election, and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and
(b)

in the case of an extraordinary general meeting, by the Members (or their proxies) having a right to attend and vote at the meeting, together holding not less than a majority of the shares giving that right.

16.2

The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a Special Resolution shall specify the intention to propose the resolution as a Special Resolution. Notice of every general meeting shall be given to all Members other than such as, under the provisions hereof or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company.

16.3

In cases where instruments of proxy are sent out with a notice of general meeting, the accidental omission to send such instrument of proxy to, or the non-receipt of any such instrument of proxy by, any person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting.

16.4

No business may be transacted at any general meeting, other than business that is either (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Directors (or any duly authorised committee thereof), (B) otherwise properly brought before an annual general meeting by or at the direction of the Directors (or any duly authorised committee thereof) or (C) otherwise properly brought before an annual general meeting by any Member of the Company who (1) is a Member of record on both (x) the date of the giving of the notice by such Member provided for in this Article and (y) the record date for the determination of Members entitled to vote at such annual general meeting and (2) complies with the notice procedures set forth in this Article.

(a)

In addition to any other applicable requirements, for business to be brought properly before an annual general meeting by a Member, such Member must have given timely notice thereof in proper written form to the Secretary of the Company and comply with Article 16.4(c) and (f).

(b)

All notices of general meetings shall be sent or otherwise given in accordance with this Article not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and (i) in the case of an extraordinary general meeting, the purpose or purposes for which the meeting is called (no business other than that specified in the notice may be transacted) or (ii) in the case of the annual general meeting, those matters which the Directors, at the time of giving the notice, intends to present for action by the members (but any proper matter may be presented at the meeting for such action). The notice of any meeting at which Directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the Directors intend to present for election.

(c)

For matters other than for the nomination for election of a Director to be made by a Member, to be timely, such Member's notice shall be delivered to the Company at the principal executive offices of the Company not less than ninety (90) days and not more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year's annual general meeting; provided, however, that if the Company's annual general meeting occurs on a date more than thirty (30) days earlier or later than the Company's prior year's annual general meeting, then the Directors shall determine a date a reasonable period prior to the Company's annual general meeting by which date the Members notice must be delivered and publicise such date in a filing pursuant to the Exchange Act, or via press release. Such publication shall occur at least ten (10) days prior to the date set by the Directors.

(d)	To be in proper written form, a Member's notice to the Company must set forth as to such matter such Member proposes to bring before the annual general meeting:
(i)

a reasonably brief description of the business desired to be brought before the annual general meeting, including the text of the proposal or business, and the reasons for conducting such business at the annual general meeting;

(ii)	the name and address, as they appear on the Company's Register of Members, of the Member proposing such business and any Member Associated Person (as defined below);
(iii)

the class or series and number of shares of the Company that are held of record or are beneficially owned by such Member or any Member Associated Person and any derivative positions held or beneficially held by the Member or any Member Associated Person;

(iv)

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such Member or any Member Associated Person with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such Member or any Member Associated Person with respect to any securities of the Company;

(v)

any material interest of the Member or a Member Associated Person in such business, including a reasonably detailed description of all agreements, arrangements and understandings between or among any of such Members or between or among any proposing Members and any other person or entity (including their names) in connection with the proposal of such business by such Member; and

(vi)

a statement as to whether such Member or any Member Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Company's voting shares required under applicable law and the rules of the Designated Stock Exchange to carry the proposal.

For purposes of this Article 16.4(d), a "Member Associated Person" of any Member shall mean (x) any Affiliate; or person acting in concert with, such Member, (y) any beneficial owner of shares of the Company owned of record or beneficially by such Member and on whose behalf the proposal or nomination, as the case may be, is being made, or (z) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (x) and (y).

(e)

In addition to any other applicable requirements, for a nomination for election of a Director to be made by a Member of the Company (other than Directors to be nominated by any series of Preferred Shares, voting separately as a class), such Member must (A) be a Member of record on both (x) the date of the giving of the notice by such Member provided for in this Article and (y) the record date for the determination of Members entitled to vote at such annual general meeting, and on each such date beneficially own more than 15% of the issued Ordinary Shares (unless otherwise provided in the Exchange Act or the rules and regulations of the Commission) and (B) have given timely notice thereof in proper written form to the Secretary of the Company. If a Member is entitled to vote only for a specific class or category of directors at a meeting of the Members, such Member's right to nominate one or more persons for election as a director at the meeting shall be limited to such class or category of directors.

(f)

To be timely for purposes of Article 16.4(e), a Member's notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the meeting; provided, however, that in the event less than one hundred thirty (130) days' notice or prior public disclosure of the date of the meeting is given or made to Members, notice by the Member to be timely must be so received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

(g)	To be in proper written form for purposes of Article 16.4(f), a Nominating Member's notice to the Secretary must be set forth:
(i)	as to each Nominating Member:
(A)	the information that is requested in Article 16.4(d)(ii)-(vi); and
(B)	any other information relating to such Member that would be required to be disclosed pursuant to any applicable law and rules of the Commission or of the Designated Stock Exchange.
(ii)	as to each person whom the Member proposes to nominate for election as a director:
(A)

all information that would be required by Article 16.4(d)(ii)-(vi) if such nominee was a Nominating Member, except such information shall also include the business address and residence address of the person;

(B)	the principal occupation or employment of the person;
(C)

all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act or any successor provisions thereto, and any other information relating to the person that would be required to be disclosed pursuant to any applicable law and rules of the Commission or of the Designated Stock Exchange; and

(D)

a description of all direct and indirect compensation and other material monetary arrangements and understandings during the past three years, and any other material relationship, between or among any Nominating Member and his Affiliates and associates, on the one hand, and each proposed nominee, his respective Affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K of the Exchange Act if such Nominating Member were the "registrant" for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company in accordance with the rules of the Designated Stock Exchange.

(h)

Unless otherwise provided by the terms of these Articles, any series of Preferred Shares or any agreement among Members or other agreement approved by the Directors, only persons who are nominated in accordance with the procedures set forth above shall be eligible to serve as Directors. If the chairman of a general meeting determines that a proposed nomination was not made in compliance with these Articles, he or she shall declare to the general meeting that nomination is defective and such defective nomination shall be disregarded. Notwithstanding the foregoing provisions of these Articles, if the Nominating Member (or a qualified representative of the Nominating Member) does not appear at the general meeting to present the nomination, such nomination shall be disregarded.

16.5

The Directors shall have power at any time and from time to time to appoint any person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by the Directors.

16.6	The Company may by Ordinary Resolution appoint any person to be a Director.
16.7

Subject to these Articles, a Director shall hold office until the expiry of his or her term as contemplated by Article 21.2 or, until such time as he or she vacates office in accordance with Article 24.1.

16.8

No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in this Article. If the chairman of an annual general meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded. This Article 16 shall not apply to any nomination of a director in an election in which only the holders of one or more series of Preferred Shares of the Company are entitled to vote (unless otherwise provided in the terms of such series of Preferred Shares).

16.9	The accidental omission to give notice of a meeting to or the non receipt of a notice of a meeting by any Member shall not invalidate the proceedings at any meeting.
17	Proceedings at General Meetings
17.1

No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Members holding in aggregate not less than a simple majority of all voting share capital of the Company in issue present in person or by proxy and entitled to vote shall be a quorum. A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting. If, however, such quorum is not present or represented at any general meeting, then either (i) the chairman of the meeting or (ii) the Members entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting.

17.2

When a meeting is adjourned to another time and place, unless these Articles otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Company may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

17.3

A determination of the Members of record entitled to notice of or to vote at a general meeting shall apply to any adjournment of such meeting unless the Directors fix a new record date for the adjourned meeting, but the Directors shall fix a new record date if the meeting is adjourned for more than thirty (30) days from the date set for the original meeting.

17.4

The chairman of the board of Directors shall preside as chairman at every general meeting of the Company. If at any meeting the chairman of the board of Directors is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall elect one of their number as chairman of the meeting or if all the Directors present decline to take the chair, the Members present shall choose one of their own number to be the chairman of the meeting.

17.5	At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.
17.6	A poll shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting.
17.7	In the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.
18	Votes of Members
18.1

Subject to any rights and restrictions for the time being attached to any class or classes of shares, every Member present in person and every person representing a Member by proxy at a general meeting of the Company shall have one vote for each share registered in such Member's name in the Register of Members. No cumulative voting shall be allowed.

18.2

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

18.3

A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote on a poll by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person, may on a poll, vote by proxy.

18.4	No Member shall be entitled to vote at any general meeting unless all sums presently payable by him in respect of shares in the Company have been paid.
18.5	On a poll, votes may be given either personally or by proxy.
18.6

The instrument appointing a proxy shall be in writing (whether by manual signature, typewriting, telegraphic transmission, telefacsimile or otherwise) under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is an entity, either under seal or under the hand of an officer or attorney duly authorised in that behalf provided however, that a Member may also authorise the casting of a vote by proxy pursuant to telephonic or electronically transmitted instructions (including, without limitation, instructions transmitted over the internet) obtained pursuant to procedures approved by the Directors which are reasonably designed to verify that such instructions have been authorised by such Member. A proxy need not be a Member of the Company. Notwithstanding the foregoing, no proxy shall be voted or acted upon after three (3) years from its date unless the proxy provides for a longer period.

18.7	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.
18.8	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.
18.9

Shares that are beneficially owned by the Company shall not be voted, directly or indirectly, at any general meeting and shall not be counted in determining the total number of issued Shares at any given time.

19	Corporations Acting by Representatives at Meeting

Any corporation or other entity which is a Member may, by resolution of its directors, other governing body or authorised individual(s), authorise such person as it thinks fit to act as its representative at any general meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member.

20	Clearing Houses

If a clearing house or depository (or its nominee) is a Member it may, by resolution of its directors, other governing body or authorised individual(s) or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of Members; provided that, if more than one person is so authorised, the authorisation shall specify the number and class of shares in respect of which each such person is so authorised. A person so authorised pursuant to this provision shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual member of the Company holding the number and class of shares specified in such authorisation.

21	Directors
21.1

There shall be a board of Directors consisting of six (6) Directors, unless increased or decreased from time to time by the Directors or the Company in general meeting. So long as Shares are listed on the Designated Stock Exchange, the board of Directors shall include such number of "independent directors" as the relevant rules applicable to the listing of any Shares on the Designated Stock Exchange require (subject to any applicable exceptions for Controlled Companies).

21.2

Prior to the adoption of these Articles, the Directors have been divided into three (3) classes designated as Class I, Class II and Class III, respectively. The term of the Class I Directors in office as at the adoption of these Articles shall expire at the Company's annual general meeting held in 2023. The term of the Class II Directors in office as at the adoption of these Articles shall expire at the Company's annual general meeting held in 2024. The term of the Class III Directors in office as at the adoption of these Articles shall expire at the Company's annual general meeting held in 2025. Commencing at the Company's first annual general meeting following the adoption of these Articles and at each succeeding annual general meeting, upon the expiry of their term of office as set out in this Article, Directors shall be elected for a full term of one (1) year to succeed the Directors whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of Directors constituting the Directors shall shorten the term of any incumbent Director.

21.3

The Directors by the affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the Directors, even if less than a quorum, shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the board of Directors or as an addition to the existing board of Directors, subject to these Articles, applicable law and the listing rules of the Designated Stock Exchange; provided that any vacancy not filled by the Directors may be filled by the Members by Ordinary Resolution at the next annual general meeting or extraordinary general meeting called for that purpose; provided further, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more Directors by the provisions of these Articles, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the Directors elected by such class or classes or series thereof then in office, or by a sole remaining Director so elected or by the Members holding such class or classes of shares or series thereof in accordance with these Articles. Any Director so appointed shall hold office until the expiration of the term of such class of Directors or until his earlier death, resignation or removal.

21.4

A director may be removed from office by the Members by Special Resolution only for cause ("cause" for removal of a Director shall be deemed to exist only if (a) the Director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such Director has been found by the affirmative vote of a majority of the Directors then in office at any regular or special meeting of the board of Directors called for that purpose, or by a court of competent jurisdiction, to have been guilty of wilful misconduct in the performance of such Director's duties to the Company in a matter of substantial importance to the Company; or (c) such Director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such director's ability to perform his or her obligations as a Director) at any time before the expiration of his term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). If the board of Directors makes a determination that removal of a Director by the Members by Special Resolution is in the best interests of the Company the above definition of "cause" shall not apply. A vacancy on the board of Directors created by the removal of a Director under the provisions of these Articles may be filled by the election or appointment by Ordinary Resolution at the general meeting at which such Director is removed or by the affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the Directors, subject to these Articles, applicable law and the listing rules of the Designated Stock Exchange. A Director appointed to fill a vacancy in accordance with this Article shall be of the same Class of Director as the Director he or she replaced and the term of such appointment shall terminate in accordance with that Class of Director.

21.5

The Directors may, from time to time, and except as required by applicable law or the listing rules of the Designated Stock Exchange, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Directors on various corporate governance related matters, as the Directors shall determine by resolution from time to time.

21.6

A Director shall not be required to hold any shares in the Company by way of qualification. A Director who is not a member of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and all classes of shares of the Company.

22	Directors' Fees and Expenses
22.1

The Directors may receive such remuneration as the Directors may from time to time determine. The Directors may be entitled to be repaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Directors or committees of the Directors or general meetings or separate meetings of any class of securities of the Company or otherwise in connection with the discharge of his duties as a Director.

22.2

Any Director who performs services which in the opinion of the Directors go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Directors may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for, by or pursuant to any other Article.

23	Powers and Duties of Directors
23.1

Subject to the provisions of the Statute, these Articles and to any resolutions made in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution made by the Company in a general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been made.

23.2

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; provided that any committee so formed shall include amongst its members at least two Directors unless otherwise required by applicable law, rules and regulations and the rules of the Designated Stock Exchange; provided further that no committee shall have the power of authority to (a) recommend to the Members an amendment of these Articles (except that a committee may, to the extent authorised in the resolution or resolutions providing for the issuance of shares adopted by the Directors as provided under the laws of the Cayman Islands, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of shares of the Company); (b) adopt an agreement of merger or consolidation; (c) recommend to the Members the sale, lease or exchange of all or substantially all of the Company's property and assets; (d) recommend to the Members a dissolution of the Company or a revocation of a dissolution; (e) recommend to the Members an amendment of the Memorandum of Association of the Company; or (f) declare a dividend or authorise the issuance of shares unless the resolution establishing such committee (or the charter of such committee approved by the Directors) or the Memorandum of Association or these Articles so provide. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors. The Directors may also delegate to any Director holding any executive office such of their powers as they consider desirable to be exercised by him or her. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers, and may be revoked or altered.

23.3

The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

23.4

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

23.5

The Directors from time to time and at any time may establish any advisory committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such advisory committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any of the aforesaid.

23.6

The Directors from time to time and at any time may delegate to any such advisory committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

23.7	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested to them.
23.8

The Directors may elect, by the affirmative vote of a majority of the Directors then in office, a chairman. The chairman of the board of Directors may be a director or an officer of the Company. Subject to the provisions of these Articles and the direction of the Directors, the chairman of the board of Directors shall perform all duties and have all powers which are commonly incident to the position of chairman of a board or which are delegated to him or her by the Directors, preside at all general meetings and meetings of the Directors at which he or she is present and have such powers and perform such duties as the Directors may from time to time prescribe.

24	Disqualification of Directors

Subject to these Articles, the office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;
(b)	dies or is found to be or becomes of unsound mind;
(c)	resigns his office by notice in writing to the Company;
(d)	is prohibited by applicable law or the Designated Stock Exchange from being a director;
(e)	without special leave of absence from the Directors, is absent from meetings of the Directors for six consecutive months and the Directors resolve that his office be vacated; or
(f)	if he or she shall be removed from office pursuant to these Articles.
25	Proceedings of Directors
25.1

Subject to these Articles, the Directors may meet together for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Such meetings may be held at any place within or outside the Cayman Islands that has been designated by the Directors. In the absence of such a designation, meetings of the Directors shall be held at the principal executive office of the Company. Questions arising at any meeting of the Directors shall be decided by the method set forth in Article 25.4.

25.2

The chairman of the board of Directors or the Secretary on request of a Director, may, at any time summon a meeting of the Directors by twenty-four (24) hour notice to each Director in person, by telephone, facsimile, electronic email, or in such other manner as the Directors may from time to time determine, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. Notice of a meeting need not be given to any Director (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Directors. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Directors.

25.3

A Director or Directors may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

25.4

The quorum necessary for the transaction of the business of the Directors shall be a majority of the authorised number of Directors. If at any time there is only a sole Director, the quorum shall be one (1) Director. Every act or decision done or made by a majority of the Directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the Directors, subject to the provisions of these Articles and other applicable law. In the case of an equality of votes, the chairman shall not have an additional tie-breaking vote.

25.5

A meeting of the Directors may be held by means of telephone or teleconferencing or any other telecommunications facility provided that all participants are thereby able to communicate immediately by voice with all other participants.

25.6

Subject to these Articles, a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

25.7

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement. Any Director who enters into a contract or arrangement or has a relationship that is reasonably likely to be implicated under this Article 25.7 or that would reasonably be likely to affect a Director's status as an "Independent Director" under applicable law or the rules of the Designated Stock Exchange shall disclose the nature of his or her interest in any such contract or arrangement in which he is interested or any such relationship.

25.8

Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to reasonable expense reimbursement consistent with the Company's policies in connection with such Directors service in his official capacity; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

25.9	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:
(a)	all appointments of officers made by the Directors;
(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and
(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.
25.10

When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

25.11

A resolution signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted. When signed, a resolution may consist of several documents each signed by one or more of the Directors.

25.12

The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

25.13

A committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

25.14

A committee appointed by the Directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall not have a second or casting vote.

25.15

Meetings and actions of committees of the Directors shall be governed by, and held and taken in accordance with, the provisions of Article 25.1 (place of meetings), Article 25.2 (notice), Article 25.3 (telephonic meetings), and Article 25.4 (quorum), with such changes in the context of these Articles as are necessary to substitute the committee and its members for the Directors; provided, however, that the time of regular meetings of committees may be determined either by resolution of the Directors or by resolution of the committee, that special meetings of committees may also be called by resolution of the Directors, and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Directors may adopt rules for the government of any committee not inconsistent with the provisions of these Articles.

25.16

All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

26	Presumption of Assent

A Director of the Company who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent or abstention shall be entered in the Minutes of the meeting or unless he shall file his written dissent or abstention from such action with the person acting as the chairman or Secretary of the meeting before the adjournment thereof or shall forward such dissent or abstention by registered post to such person immediately after the adjournment of the meeting. Such right to dissent or abstain shall not apply to a Director who voted in favour of such action.

27	Dividends, Distributions and Reserve
27.1

Subject to any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor. All dividends unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Subject to any applicable unclaimed property or other laws, any dividend unclaimed after a period of six (6) years from the date of declaration shall be forfeited and shall revert to the Company. The payment by the Directors of any unclaimed dividend or other sums payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

27.2

The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Directors may from time to time think fit. The Directors shall establish an account to be called the "Share Premium Account" and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share in the Company. Unless otherwise provided by the provisions of these Articles, the Directors may apply the share premium account in any manner permitted by the Statute and the rules of the Designated Stock Exchange. The Company shall at all times comply with the provisions of these Articles, the Statute and the rules of the Designated Stock Exchange in relation to the share premium account.

27.3

Any dividend may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct. Notwithstanding the foregoing, dividends may also be paid electronically to the account of the Members or persons entitled thereto or in such other manner approved by the Directors.

27.4	The Directors when paying dividends to the Members in accordance with the foregoing provisions may make such payment either in cash or in specie.
27.5	No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Statute, the share premium account.
27.6

Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid or credited as fully paid on the shares, but if and so long as nothing is paid up on any of the shares in the Company dividends may be declared and paid according to the amounts of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the share.

27.7	If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.
27.8	No dividend shall bear interest against the Company.
28	Book of Accounts
28.1	The books of account relating to the Company's affairs shall be kept in such manner as may be determined from time to time by the Directors.
28.2	The books of account shall be kept at such place or places as the Directors think fit, and shall always be open to the inspection of the Directors.
28.3

Except as provided in Article 14.1, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors.

28.4

The accounts relating to the Company's affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors or failing any determination as aforesaid shall not be audited.

29	Audit
29.1

The Directors or, if authorised to do so, the audit committee of the Directors, may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

29.2

Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

29.3

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

30	The Seal
30.1

The Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Directors, provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of any one or more persons as the Directors may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal of the Company is so affixed in their presence.

30.2

The Company may maintain a facsimile of its Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in their presence of and the instrument signed by a Director or the Secretary (or an Assistant Secretary) of the Company or in the presence of any one or more persons as the Directors may appoint for the purpose.

30.3

Notwithstanding the foregoing, a Director shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

31	Officers

Subject to these Articles, the Directors may from time to time appoint any person, whether or not a director of the Company, to hold the office of the Chief Executive Officer, the President, the Chief Financial Officer, one or more Vice Presidents or such other officers as the Directors may think necessary for the administration of the Company, for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit.

32	Register of Directors and Officers

The Company shall cause to be kept in one or more books at its office a Register of Directors and Officers in which there shall be entered the full names and addresses of the Directors and Officers and such other particulars as required by the Statute. The Company shall send to the Registrar of Companies in the Cayman Islands a copy of such register, and shall from time to time notify the said Registrar of any change that takes place in relation to such Directors and Officers as required by the Statute.

33	Capitalisation of Profits

Subject to the Statute and these Articles, the Directors may capitalise any sum standing to the credit of any of the Company's reserve accounts (including a share premium account or a capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

34	Notices
34.1

Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the person entitled to give notice to any Member either personally, by facsimile or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Member at his address as appearing in the Register of Members or, to the extent permitted by all applicable laws and regulations, by electronic means by transmitting it to any electronic number or address or website supplied by the Member to the Company or by placing it on the Company's Website, provided that, (i) with respect to notification via electronic means, the Company has obtained the Member's prior express positive confirmation in writing to receive or otherwise have made available to him notices in such fashion, and (i) with respect to posting to Company's Website, notification of such posting is provided to such Member. In the case of joint holders of a share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

34.2

An affidavit of the mailing or other means of giving any notice of any general meeting, executed by the Secretary, Assistant Secretary or any transfer agent of the Company giving the notice, shall be prima facie evidence of the giving of such notice.

34.3

Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

34.4

Any notice or other document, if served by (a) post, shall be deemed to have been served when the letter containing the same is posted, or (b) facsimile, shall be deemed to have been served upon confirmation of successful transmission, or (c) recognised courier service, shall be deemed to have been served when the letter containing the same is delivered to the courier service and in proving such service it shall be sufficient to provide that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier, or (d) electronic means as provided herein shall be deemed to have been served and delivered on the day on which it is successfully transmitted or at such later time as may be prescribed by any applicable laws or regulations.

34.5

Any notice or document delivered or sent to any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

34.6	Notice of every general meeting shall be given to:
(a)

all Members who have supplied to the Company an address for the giving of notices to them, except that in case of joint holders, the notice shall be sufficient if given to the joint holder first named in the Register of Members; and

(b)	each Director.
34.7	No other person shall be entitled to receive notices of general meetings.
35	Information
35.1

No Member shall be entitled to require discovery of any information in respect of any detail of the Company's trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors would not be in the interests of the members of the Company to communicate to the public.

35.2

The Directors shall be entitled (but not required, except as provided by law) to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register of Members and transfer books of the Company.

36	Indemnity
36.1

The Company shall indemnify every Director and officer of the Company or any predecessor to the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company or any predecessor to the Company, and may indemnify any person (other than current and former Directors and officers) (any such Director, officer or other person, an "Indemnified Person"), out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with the Company other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect. Each Member agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud or wilful default which may attach to such Director.

36.2

The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

36.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

36.4

Neither any amendment nor repeal of these Articles set forth under this heading of "Indemnity" (the "Indemnification Articles"), nor the adoption of any provision of the Company's Articles or Memorandum of Association inconsistent with the Indemnification Articles, shall eliminate or reduce the effect of the Indemnification Articles, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for these Indemnification Articles, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

37	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on the last Friday of December in each year and shall begin on the day following.

38	Winding Up
38.1

If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

38.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

39	Amendment of Memorandum and Articles of Association and Name of Company

Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;
(b)	alter or add to these Articles;
(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
(d)	reduce its share capital or any capital redemption reserve fund.
40	Registration by Way of Continuation

Subject to these Articles, the Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

41	Mergers and Consolidations

The Company shall, with the approval of a Special Resolution, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

Graphic SCAN TO VIEW MATERIALS & VOTE ICHOR HOLDINGS, LTD. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ICHR2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D76582-P71075 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ICHOR HOLDINGS, LTD. The Board of Directors recommends you vote FOR each nominee: 1.Election of the Board of Directors: For Withhold 1a. Marc Haugen 1b. Wendy Arienzo 1c. Sarah O'Dowd The Board of Directors recommends you vote FOR proposals 2 and 3. Special resolution to declassify our Board of Directors to provide for an annual election of all directors. Advisory approval of executive compensation. The Board of Directors recommends you vote FOR the following proposal: 5.Ratification of KPMG LLP as our independent registered public accounting firm. For Against Abstain 1 Year 2 Years 3 Years Abstain For Against Abstain NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. ICHOR HOLDINGS, LTD. Annual General Meeting May 24, 2022 9:00 AM, PDT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Jeffrey Andreson and Larry Sparks, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of ICHOR HOLDINGS, LTD. that the shareholder(s) is/are entitled to vote at the Annual General Meeting to be held at 9:00 AM, PDT on May 24, 2022, at www.virtualshareholdermeeting.com/ICHR2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side